UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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CarMax, Inc.

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Dear Fellow CarMax Shareholders:

I cordially invite you to attend the 2011 annual meeting of CarMax, Inc. shareholders. The annual meeting this year will be held on Monday, June 27, 2011, at 1:00 p.m. ET at the Richmond Marriott West Hotel, 4240 Dominion Boulevard, in Glen Allen, Virginia.

CarMax has elected to deliver our proxy materials to our shareholders over the Internet. This delivery process will allow us to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of printing and delivery. On or about May 13, 2011, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2011 proxy statement and fiscal 2011 annual report to shareholders. This notice also provides instructions on how to vote online or by telephone and includes information on how to request a paper copy of the proxy materials by mail.

We will provide live audio coverage of the annual meeting from the CarMax investor relations website at investor.carmax.com. In addition, a replay of the annual meeting will be available at this website after the meeting. We hope that this will allow those of you who are unable to attend the meeting in person to hear CarMax management discuss this year’s results.

Whether or not you will be attending the annual meeting, your vote is very important. Please vote. There are four ways that you can cast your ballot—by Internet, by telephone, by mail (if you request a paper copy) or in person at the annual meeting.

On behalf of the board of directors, I would like to express our appreciation for your continued interest in CarMax. I look forward to seeing you at the annual meeting.

Sincerely,

William R. Tiefel

Chairman of the Board of Directors

May 2, 2011

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

Meeting Date and Time:	Monday, June 27, 2011, at 1:00 p.m., Eastern Time

Place:	Richmond Marriott West Hotel 4240 Dominion Boulevard Glen Allen, Virginia 23060

Items of Business:	(1) To elect the following six persons to the board of directors: Thomas J. Folliard, Rakesh Gangwal, Shira Goodman, W. Robert Grafton, Edgar H. Grubb and Mitchell D. Steenrod.

(2) To ratify the selection of KPMG LLP as our independent registered public accounting firm.

(3) To consider an advisory vote on executive compensation.

(4) To consider an advisory vote on the frequency of the advisory vote on executive compensation.

(5) To transact any other business that may properly come before the annual meeting or any postponements or adjournments thereof.

Who May Vote:	You may vote if you were a shareholder of CarMax common stock at the close of business on April 22, 2011.

By order of the board of directors,

Eric M. Margolin

Senior Vice President,

General Counsel and Corporate Secretary

May 2, 2011

CARMAX, INC. 2011 PROXY STATEMENT TABLE OF CONTENTS

CARMAX, INC. 2011 PROXY STATEMENT TABLE OF CONTENTS CONTINUED

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING AND PROXY STATEMENT

In this proxy statement, “CarMax,” the “company,” “we,” “our” and “us” refer to CarMax, Inc. and its wholly owned subsidiaries, unless the context requires otherwise.

1. Why am I receiving these materials?

The company is making this proxy statement, the fiscal 2011 annual report to shareholders and a form of proxy (the “proxy materials”) available to you in connection with the solicitation of proxies by the board of directors for use at the annual meeting of shareholders of the company to be held on Monday, June 27, 2011, at 1:00 p.m. Eastern Time, and at any postponements or adjournments thereof. You are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement. The annual meeting will be held at the Richmond Marriott West Hotel, 4240 Dominion Boulevard, Glen Allen, Virginia 23060.

2. Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

As permitted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials primarily over the Internet rather than mailing paper copies of those materials to each shareholder. On or about May 13, 2011, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders, which provides website and other information for the purpose of accessing our proxy materials. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed or electronic set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage you to take advantage of the availability of the proxy materials on the Internet to help reduce the cost and environmental impact of the annual meeting.

3. How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

•	View our proxy materials for the annual meeting on the Internet.

•	Instruct us to send proxy materials to you by email.

Choosing to receive proxy materials by email will save the company the cost of printing and mailing documents to you and will reduce the impact of the company’s annual meeting on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect unless and until you rescind it.

4. What items will be voted on at the 2011 annual meeting?

You will be voting on the following four items of business:

•	Proposal One: The election of the following six persons to the board of directors: Thomas J. Folliard, Rakesh Gangwal, Shira Goodman, W. Robert Grafton, Edgar H. Grubb and Mitchell D. Steenrod.

•	Proposal Two: The ratification of the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm.

•	Proposal Three: An advisory vote on executive compensation.

•	Proposal Four: An advisory vote on the frequency of the advisory vote on executive compensation.

You may also be asked to vote on any other business that may properly come before the annual meeting or any postponements or adjournments thereof.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING AND PROXY STATEMENT CONTINUED

5. What are the board’s voting recommendations?

Our board of directors recommends that you vote:

•	FOR each of the nominees to the board of directors (Proposal One);

•	FOR the ratification of the selection of KPMG as our independent registered public accounting firm (Proposal Two);

•	FOR the proposal regarding an advisory vote on executive compensation (Proposal Three); and

•	ONE YEAR for the proposal regarding the frequency of the advisory vote on executive compensation (Proposal Four).

6. Who is entitled to vote?

All shareholders who owned CarMax common stock at the close of business on April 22, 2011, are entitled to vote at the annual meeting. Each share of common stock is entitled to one vote. There were 225,851,275 shares of CarMax common stock outstanding on that date.

7. How many votes must be present to hold the annual meeting?

In order for us to conduct the annual meeting, a majority of our outstanding shares of common stock as of April 22, 2011, must be present in person or by proxy. This is referred to as a quorum. Abstentions and shares held by banks, brokers or nominees that are voted on any matter are included in determining whether a quorum exists.

8. What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with the company’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are the shareholder of record with respect to those shares and we sent the Notice directly to you. If you request copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request copies of the proxy materials by mail, you will receive a vote instruction form.

9. How do I vote my shares?

If you are a shareholder of record or a participant in our Amended and Restated 2002 Employee Stock Purchase Plan (the “ESPP”), you may vote in any of the following ways:

•

By Internet. You may vote online by accessing www.carmaxproxy.com and following the on-screen instructions. You will need the Control Number included on the Notice or on your proxy card, as applicable. You may vote online 24 hours a day. If you vote online, you do not need to return a proxy card.

•

By Telephone. If you are located in the U.S., you may vote by calling toll free 1-800-PROXIES (1-800-776-9437) and following the instructions. If you are located outside the U.S., call 1-718-921-8500. You will need the Control Number included on the Notice or on your proxy card, as applicable. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return a proxy card.

•	By Mail. If you requested printed copies of the proxy materials, you will receive a proxy card, and you may vote by signing, dating and mailing the proxy card in the envelope provided.

•	In Person. You may vote in person at the annual meeting by requesting a ballot from the inspector of election at the meeting.

If you are a beneficial owner of shares held in street name, you may vote in any of the following ways:

•

By Internet. You may vote online by following the instructions provided in the Notice. You will need the Control Number included on the Notice or on your vote instruction form, as applicable. You may vote online 24 hours a day. If you vote online, you do not need to return a vote instruction form.

•

By Telephone. You may vote by telephone by following the instructions provided in the Notice. You will need the Control Number included on the Notice or on your vote instruction form, as applicable. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return a vote instruction form.

•	By Mail. If you requested printed copies of the proxy materials, you will receive a vote instruction form, and you may vote by signing, dating and mailing it in the envelope provided.

•

In Person. You must obtain a legal proxy from the organization that holds your shares in order to vote your shares in person at the annual meeting. Follow the instructions on the Notice to obtain this legal proxy.

For both shareholders of record and beneficial owners of shares held in street name (other than ESPP participants), online and telephone voting is available through 11:59 p.m. ET on Sunday, June 26, 2011. For shares held by ESPP participants in an ESPP account, online and telephone voting is available through 11:59 p.m. ET on Wednesday, June 22, 2011.

10. What will happen if I do not return a proxy or give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you:

•	Do not vote via the Internet, by telephone or by mail, your shares will not be voted unless you attend the annual meeting to vote them in person.

•	Sign and return a proxy card without giving specific voting instructions, then your shares will be voted in the manner recommended by the board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

Beneficial Owners of Shares Held in Street Name or Participants in the ESPP. If you are a beneficial owner of shares held in street name or a participant in the ESPP and you do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote your shares on routine matters but cannot vote your shares on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will not have the authority to vote your shares on this matter. This is generally referred to as a “broker non-vote.”

11. What proposals are considered “routine” or “non-routine”?

The election of directors (Proposal One), the advisory vote on executive compensation (Proposal Three), and the advisory vote on the frequency of the advisory vote on executive compensation (Proposal Four) are considered non-routine matters. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals One, Three and Four.

The ratification of the selection of KPMG as the company’s independent registered public accounting firm (Proposal Two) is considered a routine matter. A broker or other nominee generally may vote on routine matters, and therefore we expect no broker non-votes in connection with Proposal Two.

12. What if I change my mind after I vote?

You may revoke your proxy at any time before it is exercised by submitting a subsequent vote using the same methods described in Question 9.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING AND PROXY STATEMENT CONTINUED

13. How many votes are needed to approve each of the four proposals?

Proposal One: The six nominees receiving the highest number of “FOR” votes will be elected directors. Votes that are withheld and shares that are not voted in the election of directors will have no effect on the election of directors.

Proposal Two: The ratification of the selection of KPMG as our independent registered public accounting firm must be approved by the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes will not be counted in determining the number of votes cast for this proposal.

Proposal Three: The advisory vote on executive compensation must be approved by the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes will not be counted in determining the number of votes cast for this proposal.

Proposal Four: The time period receiving the greatest number of votes will be deemed the time period selected by the shareholders. Abstentions and broker non-votes will not be counted in determining the number of votes cast for this proposal.

14. Who can attend the annual meeting?

The annual meeting is open to all holders of CarMax common stock as of April 22, 2011. Shareholders who plan to attend the annual meeting may be asked to present valid picture identification, such as a driver’s license or passport. If you are a beneficial shareholder, you must bring a copy of a brokerage statement indicating ownership of CarMax shares as of April 22, 2011. If you are an authorized proxy or if you want to vote in person the shares that you hold in street name, you must present the proper documentation from your bank or broker. Cameras, recording devices and other electronic devices will not be permitted at the annual meeting.

15. Who pays the cost of proxy solicitation?

CarMax pays the cost of soliciting proxies. We will solicit proxies from our shareholders, and, after the initial solicitation, some of our employees or agents may contact shareholders by telephone, by email or in person. We have retained Georgeson, Inc. to solicit proxies for a fee of $7,500 plus reasonable expenses. We will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of our common stock.

16. Who will count the votes?

Representatives from AST, our transfer agent, will tabulate the votes and act as inspector of election at the annual meeting.

17. Could other matters be decided at the annual meeting?

Management and our board of directors are not aware of any matters that may come before the annual meeting other than the four proposals disclosed in this proxy statement. However, if other matters do properly come before the annual meeting, the named proxies will vote in accordance with their best judgment.

18. How do I make a shareholder proposal for the 2012 annual meeting?

Pursuant to SEC rules, for a shareholder proposal to be considered for possible inclusion in the 2012 proxy statement, the corporate secretary of CarMax must receive the proposal in writing no later than January 16, 2012. CarMax plans to hold its 2012 annual meeting on or about June 25, 2012.

Pursuant to our Bylaws, if you wish to bring any matter for consideration before the 2012 annual meeting that is not included in the 2012 proxy statement, you must notify our corporate secretary in writing at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238, no earlier than the close of business on December 15, 2011, and no later than the close of business on January 16, 2012. Regarding each matter, your notice must meet the conditions set forth in Section 1.3 of our Bylaws. A copy of our Bylaws is available under the “Corporate Governance” link at investor.carmax.com and also will be provided without charge to any shareholder upon written request to our corporate secretary. If we do not receive proper notice prior to the close of business on January 16, 2012, the chairman of the annual meeting will exclude the matter and it will not be acted upon at the 2012 annual meeting.

PROPOSAL ONE — ELECTION OF DIRECTORS

Our board of directors is divided into three classes with staggered three-year terms. The Nominating and Governance Committee has recommended, and our board of directors has approved, the following nominees for election as directors:

•	Nominated for three-year terms expiring at the 2014 annual meeting:

•	Thomas J. Folliard
•	Shira Goodman
•	W. Robert Grafton
•	Edgar H. Grubb

•	Nominated for two-year terms expiring at the 2013 annual meeting:

•	Rakesh Gangwal
•	Mitchell D. Steenrod

The board chose to nominate each of Messrs. Gangwal and Steenrod for a two-year term in order to maintain the balance of the number of directors in each class. Following this year’s election, if each of the director nominees are elected for the recommended terms, two classes of directors will have four members and one class will have five members.

Your proxy will be voted to elect each of the nominees unless you tell us otherwise or the vote is otherwise prohibited. If any nominee is not available to serve—for reasons such as death or disability—your proxy will be voted for a substitute nominee if the board nominates one. Each nominee has consented to being named in this proxy statement and to serve if elected.

The board of directors recommends a vote FOR each of the nominees listed below. Biographical and professional information, including information regarding each person’s specific experience, qualifications, attributes or skills that led to the conclusion that this person should serve as a CarMax director, about the nominees and the other directors of the company whose terms of office do not expire this year follows.

Nominees for Election at the 2011 Annual Meeting for Terms Expiring at the 2014 Annual Meeting

THOMAS J. FOLLIARD, 46. Director since 2006.

President and Chief Executive Officer of CarMax since 2006. He joined CarMax in 1993 as senior buyer and became director of purchasing in 1994. Mr. Folliard was promoted to vice president of merchandising in 1996, senior vice president of store operations in 2000, executive vice president of store operations in 2001 and president and chief executive officer in 2006. As the chief executive of CarMax, Mr. Folliard leads the day-to-day operation of CarMax and is responsible for establishing and executing the company’s strategic plans. His significant experience in the auto retail industry, his tenure with CarMax and his motivational leadership of more than 15,000 CarMax associates provide the board with unique insight into the company and qualify him to serve on the board.

SHIRA GOODMAN, 50. Director since 2007.

Executive Vice President, Human Resources of Staples, Inc., an office supply superstore retailer, since 2009. She joined Staples in 1992 and has held a variety of positions of increasing responsibility in general management and marketing, including serving as executive vice president, marketing from 2001 to 2009. From 1986 to 1992, Ms. Goodman worked at Bain & Company in project design, client relationships and case team management. She previously served as a director of Stride Rite Corporation (2002-2007). Ms. Goodman’s experience as the chief human resources officer of an internationally renowned retailer, where she is responsible for the company’s global human resource strategies and programs and a workforce of over 90,000 employees, qualifies her to serve on our board. In addition, Ms. Goodman’s eight-year tenure as the chief marketing executive of Staples provided her with a significant understanding of the complexities of retail marketing, which further enhances her value to our board.

PROPOSAL ONE — ELECTION OF DIRECTORS CONTINUED

W. ROBERT GRAFTON, 70. Director since 2003.

Retired Managing Partner-Chief Executive, Andersen Worldwide S.C. Andersen Worldwide provided global professional auditing and consulting services through its two service entities, Arthur Andersen and Andersen Consulting. He is a retired certified public accountant and joined Arthur Andersen in 1963. He was elected a member of the Board of Partners, Andersen Worldwide in 1991 and chairman of the Board of Partners in 1994. He served as Managing Partner-Chief Executive from 1997 through 2000. Mr. Grafton is currently lead director of DiamondRock Hospitality Company and a director of SRA International, Inc. Mr. Grafton’s extensive accounting experience, as well as his role as the chief executive of an international audit and consulting firm with more than 100,000 employees, qualify him to serve on our board. His designation as an “audit committee financial expert” and his six years of service as our Audit Committee chairman provide significant and consistent leadership.

EDGAR H. GRUBB, 71. Director since 2007.

Retired Executive Vice President and Chief Financial Officer of Transamerica Corporation, a leading insurance and financial services company. He joined Transamerica in 1989, became executive vice president in 1993 and retired in 1999. From 1986 to 1989, he was the senior vice president and chief financial officer of Lucky Stores, Inc. Mr. Grubb is a director and chair of the board of AAA Northern California, Nevada & Utah Insurance Exchange and he is a director of Auto Club Partners, Inc., an affiliation of ten AAA clubs in the United States. Mr. Grubb also serves as an advisory board member for three privately held companies. With meaningful experience as the chief financial officer of a public company, Mr. Grubb provides CarMax with his extensive understanding of complex financial and operational issues that public companies confront. His financial acumen, as well as his demonstrated leadership capabilities, qualify him to serve on our board.

Nominees for Election at the 2011 Annual Meeting for Terms Expiring at the 2013 Annual Meeting

RAKESH GANGWAL, 57. Director since January 2011.

Former Chief Executive Officer of US Airways Group, Inc. and Worldspan Technologies, Inc. From 2003 to 2007, Mr. Gangwal served as chairman, president and chief executive officer of Worldspan Technologies, Inc., a provider of travel and information technology services to the travel and transportation industry. From 2002 to 2003, he was involved in various personal business endeavors, including private equity and consulting projects. From 1998 until his resignation in 2001, Mr. Gangwal served as president and chief executive officer of US Airways Group, Inc. and US Airways, Inc. and from 1996 to 1998, he was the president and chief operating officer of US Airways Group. After his resignation and on August 11, 2002, US Airways Group, Inc., and its seven domestic subsidiaries, including US Airways, Inc., filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. US Airways Group, Inc. and its subsidiaries emerged from bankruptcy protection under a reorganization plan, which became effective on March 31, 2003. He is a co-founder of IndiGo, India’s largest low-fare airline. Mr. Gangwal is a director of PetSmart, Inc. and OfficeMax Incorporated, where he is the non-executive chairman. Mr. Gangwal’s experience as a chief executive officer, as well as his extensive background in corporate strategy, operations and technology management, provide valuable insight to our board and qualify him to serve on our board. Additionally, Mr. Gangwal’s service as a board member (including as chairman) of two publicly traded retail companies further qualifies him to serve on our board.

MITCHELL D. STEENROD, 44. Director since January 2011.

Senior Vice President, Chief Financial Officer and Chief Information Officer of Pilot Travel Centers LLC, the nation’s largest operator of travel centers and truck stops, since 2006. Mr. Steenrod joined Pilot Travel Centers in 2001 as controller and treasurer. In 2004, he was promoted to senior vice president and chief financial officer and in 2006 took on the additional role of chief information officer. Previously, he spent 12 years with Marathon Oil Company and Marathon Ashland Petroleum LLC in a variety of positions of increasing responsibility in accounting, general management and marketing. Mr. Steenrod’s extensive retail industry and operational experience as well as his experience implementing successful growth strategies, including growing Pilot Travel Centers from more than 200 travel centers to over 500 branded locations over a span of 10 years, qualify him to serve on our board. Additionally, Mr. Steenrod’s extensive financial and accounting experience, including his six years of experience as a chief financial officer, strengthens our board through his understanding of accounting principles, financial reporting rules and regulations, and internal controls.

Directors Whose Terms Expire at the 2012 Annual Meeting

JEFFREY E. GARTEN, 64. Director since 2002.

Juan Trippe Professor in the Practice of International Trade, Finance and Business at the Yale School of Management since July 2005 and Chairman of Garten Rothkopf, an international consulting firm, since October 2005. He was the Dean of the Yale School of Management from 1995 to 2005. He was the United States Undersecretary of Commerce for International Trade from 1993 to 1995 and previously spent 13 years in investment banking with Lehman Brothers and Blackstone Group. He is a director of Aetna Inc., Credit Suisse Asset Management, the Conference Board and a member of the board of overseers of the International Rescue Committee. Mr. Garten previously served as a director of Alcan, Inc. (2007) and Calpine Corporation (1997-2005). Mr. Garten’s record as a distinguished business scholar and teacher, as well as his years of government service and investment banking work, qualify him to serve on our board. His appreciation of corporate governance best practices, as well as his tenure as a CarMax board member, provide wisdom, continuity and value to our board.

VIVIAN M. STEPHENSON, 74. Director since 2006.

Retired Chief Operating Officer of Williams-Sonoma, Inc., a specialty retailer of products for the home, since 2006. She was named the chief operating officer of Williams-Sonoma in 2003. From 2000 to 2003, she served as a consultant to Apple Computer and Williams-Sonoma. She was the chief information officer for Target Corporation from 1995 to 2000. She serves on the Mills College board of trustees and the AAA of Northern California, Nevada and Utah board of directors. She serves on the board of the San Francisco Opera Association and the AAA Northern California, Nevada & Utah Insurance Exchange. Ms. Stephenson’s significant management experience with multiple successful retailers provides leadership and meaningful operational depth to our board. Further, her information technology skills strengthen the board’s understanding of the many technology-related issues confronting the company.

PROPOSAL ONE — ELECTION OF DIRECTORS CONTINUED

BETH A. STEWART, 54. Director since 2002.

Co-managing member of Trewstar, LLC, a private investment company, since 1998. Chief Executive Officer of Storetrax.com, an Internet retail real estate service, since 2001. She was an adjunct professor at Columbia University Graduate School of Business from 1994 to 1996. She previously spent 12 years in investment banking with Goldman, Sachs & Co. She is a director of Avatar Holdings Inc. and previously served as a director of General Growth Properties, Inc. (1993-2010). Ms. Stewart’s expertise in the commercial real estate market, honed through nearly 20 years of service as a director at a national retail-focused REIT and as the chief executive of an on-line retail real estate service, provides meaningful experience to CarMax as a growth retailer and qualifies her to serve on our board. Further, her investment banking experience bolsters the financial depth of our Audit Committee.

WILLIAM R. TIEFEL, 77. Director since 2002.

Chairman of the Board of CarMax since 2007. Retired Vice Chairman of Marriott International, Inc. and Chairman Emeritus of The Ritz-Carlton Hotel Company, LLC since 2002. He joined Marriott Corporation in 1961. He was named president of Marriott Hotels and Resorts in 1989, president of Marriott Lodging in 1992 and vice chairman of Marriott International and chairman of The Ritz-Carlton Hotel Company in 1998. He is a director of Lydian Private Bank. In September 2010, Lydian Private Bank became a party to a publicly available Office of Thrift Supervision Order to Cease and Desist regarding its banking practices. Mr. Tiefel’s vast leadership experience with a customer-focused, service-oriented lodging and hospitality enterprise qualify him to serve on our board. His considerable management roles have been valuable to the board as not only a director, but also as the board’s chairman.

Directors Whose Terms Expire at the 2013 Annual Meeting

RONALD E. BLAYLOCK, 51. Director since 2007.

Founder and Managing Partner of GenNx360 Capital Partners, a private-equity buyout fund, focused on industrial business-to-business companies. Prior to founding GenNx360 in 2006, Mr. Blaylock was chief executive officer of Blaylock & Company, a full-service investment banking firm that he founded in 1993. Previously, Mr. Blaylock held senior management positions with PaineWebber and Citigroup. He is a director of Radio One, Inc. and W. R. Berkley Corporation. Mr. Blaylock’s experience managing two successful investment enterprises, as well as his considerable finance experience, qualify him to serve on our board. Further, Mr. Blaylock’s years of relevant experience growing companies and serving on other public company boards enable him to provide additional insight to our board and its committees.

KEITH D. BROWNING, 58. Director since 1997.

Executive Vice President of Finance at CarMax since 2010. He joined CarMax in 1996 as vice president and chief financial officer after spending 14 years at Circuit City Stores, Inc. He was promoted to executive vice president and chief financial officer at CarMax in 2001. While at Circuit City, he served as controller for the West Coast Division from 1984 to 1987, assistant controller from 1987 to 1990, corporate controller from 1990 to 1996 and vice president from 1992 to 1996. Mr. Browning’s more than 40 years of experience in the retail business, as well as his 14 years of service as our chief financial officer, qualify him to serve on our board. With oversight responsibility for CarMax’s accounting and finance operations, including CarMax Auto Finance, he provides the board with detailed insight into the financial performance of the company.

THOMAS G. STEMBERG, 62. Director since 2003.

Managing General Partner of the Highland Consumer Fund at Highland Capital Partners, a venture capital firm. From 2005 to 2007, he acted as the Venture Partner of Highland Capital Partners. Mr. Stemberg is the founder and Chairman Emeritus of the Board of Staples, Inc., an office supply superstore retailer. He pioneered the office superstore industry and was chief executive officer of Staples from 1986 to 2002. From 2002 to 2004, Mr. Stemberg served as an executive officer at Staples with the title of Chairman. Mr. Stemberg is a director of PetSmart, Inc., lululemon athletica inc. and Guitar Center, Inc. He previously served as a director of Polycom, Inc. (2002-2007), The NASDAQ Stock Market, Inc. (2002-2007) and Staples, Inc. (1986-2005). Mr. Stemberg’s creation and development of the world’s leading office products company, a “big-box” retailer that experienced significant growth and profitability under Mr. Stemberg’s leadership, provides meaningful insight and knowledge to CarMax. His prior chief executive experience, his board service with various growth retailers, and his current retail-focused venture capital work provide a deep understanding of the retail industry and qualify him to serve on our board.

CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of the board of directors in accordance with the Virginia Stock Corporation Act, our Articles of Incorporation and our Bylaws. The standing committees of the board of directors are the Audit Committee, the Compensation and Personnel Committee and the Nominating and Governance Committee.

Corporate Governance Policies and Practices

The board of directors is actively involved in shaping our corporate governance. The board oversees the company’s compliance with the governance reforms initiated by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the related rules and regulations proposed and adopted by the SEC and the New York Stock Exchange (“NYSE”). In response to the various laws, rules and regulations applicable to the company, and its own views on corporate governance, the board has adopted corporate governance guidelines and a code of business conduct applicable to all company personnel, including members of the board.

Our corporate governance guidelines set forth the practices of the board with respect to its responsibilities, qualifications, performance, access to management and independent advisors, compensation (including director stock ownership guidelines), orientation and continuing education, and management evaluation and succession.

Our code of business conduct contains provisions relating to honest and ethical behavior, including the handling of conflicts of interest between personal and professional relationships, corporate opportunities, the handling of confidential information, fair dealing, protection and proper use of company assets, compliance with laws and other matters. Any amendment to or waiver from a provision of this code for our directors or executive officers will be promptly disclosed under the “Corporate Governance” link at investor.carmax.com.

The corporate governance guidelines, code of business conduct and the charters of the Audit Committee, the Compensation and Personnel Committee and the Nominating and Governance Committee are also available under the “Corporate Governance” link at investor.carmax.com. A printed copy of these documents is available to any shareholder without charge upon written request to our corporate secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238.

Director Independence

As part of our corporate governance guidelines, the board has adopted categorical standards to assist it in evaluating the independence of each director and determining whether relationships between directors and the company or its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company) are material. In April 2011, our board of directors, after consultation with and upon the recommendation of the Nominating and Governance Committee, affirmatively determined, in its business judgment, that Messrs. Blaylock, Gangwal, Garten, Grafton, Grubb, Steenrod, Stemberg and Tiefel and Ms. Goodman, Ms. Stephenson and Ms. Stewart are each independent directors under our independence guidelines and the NYSE independence standards because each director: (1) has no material relationship with the company and (2) satisfies the independence criteria set forth in our independence guidelines and the NYSE listed company manual. In addition, based on our guidelines and the NYSE standards, the board determined that Messrs. Folliard and Browning are not independent because they are both executive officers of CarMax.

Executive Sessions

Our corporate governance guidelines provide that executive sessions, where solely the non-executive directors meet, are to be held at each regularly scheduled board meeting and that non-executive directors may designate, on an annual basis, a director to preside at these sessions. Our non-executive directors met in executive session at each of our regularly scheduled board meetings in fiscal 2011. Effective June 2010, the board re-elected Mr. Tiefel as its independent chairman of the board and designated him to serve as the presiding director for executive sessions.

Board and Committee Meeting Attendance; Committee Membership

Pursuant to our corporate governance guidelines, directors are expected to attend meetings of the board

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and of the board committees of which they are members. Our board of directors met four times in fiscal 2011. Each director attended 75% or more of the total number of meetings of the board and of the standing committees on which he or she served. All directors attended the 2010 annual meeting of shareholders, with Ms. Stephenson attending via webcast.

The table below provides, for fiscal 2011, membership information and the number of meetings held by the board of directors and each of the board’s committees. The numbers in each column indicate the number of meetings each director attended within each category. Messrs. Gangwal and Steenrod were elected to the board in January 2011, and no fiscal 2011 board or committee meetings were held following their elections.

Director	Board	Audit	Compensation and Personnel	Nominating and Governance
Ronald E. Blaylock	4	11	–	–
Keith D. Browning	4	–	–	–
James F. Clingman, Jr. (a)	1	3	–	–
Thomas J. Folliard	4	–	–	–
Jeffrey E. Garten	4	–	–	3
Shira Goodman	4	–	–	5
W. Robert Grafton	4	12*	–	–
Edgar H. Grubb	4	–	5	–
Thomas G. Stemberg	4	–	5*	–
Vivian M. Stephenson	4	–	–	5*
Beth A. Stewart	4	12	–	–
William R. Tiefel	4*	–	5	–
Number of Meetings	4	12	5	5

*  Chairman

(a)  Mr. Clingman retired from the board of directors effective June 28, 2010, and he attended the one board meeting and three Audit Committee meetings held prior to that date.

Committees of the Board

Audit Committee

The Audit Committee operates under a written charter adopted by the board. This charter sets forth the requirements for membership and the committee’s authority, duties and responsibilities. The Audit Committee assists in the board’s oversight of (1) the integrity of our consolidated financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence and (4) the performance of our internal audit function and the independent auditors. The Audit Committee retains, and approves all fees paid to, the independent auditors. The Audit Committee also pre-approves all non-audit engagements of the independent auditors. Each member of the Audit Committee is independent and financially literate, with Messrs. Grafton and Steenrod considered an audit committee financial expert, in accordance with the applicable rules of the NYSE, the SEC and our corporate governance guidelines. The committee’s report to shareholders can be found on page 48.

Compensation and Personnel Committee

The Compensation and Personnel Committee operates under a written charter adopted by the board. This charter sets forth the requirements for membership and the committee’s authority, duties and responsibilities. The Compensation and Personnel Committee’s duties include (1) the review and approval of the company’s overall executive compensation philosophy, (2) the review and approval of salaries, short- and long-term incentives and other benefits and perquisites for our CEO and other executive officers, (3) the oversight of the administration of our short- and long-term incentive compensation plans and all equity-based plans, (4) the review and approval of the terms of any severance, change-in-control or employment agreements with our executive officers and (5) the ongoing analyses of our executive and director compensation programs. Each member of the Compensation and Personnel Committee is independent in accordance with the applicable rules of the NYSE, the SEC and our corporate governance guidelines. The committee’s report to shareholders can be found on page 26.

Nominating and Governance Committee

The Nominating and Governance Committee operates under a written charter adopted by the board. This charter sets forth the requirements for membership and the committee’s authority, duties and responsibilities. The Nominating and Governance Committee (1) identifies individuals qualified to become members of the board, (2) recommends to the board nominees for director to be presented at the annual meetings of shareholders and nominees to fill vacancies on the board, (3) leads the board in the oversight of management succession planning, including succession planning for the CEO, (4) develops and recommends to the board our corporate governance guidelines and (5) considers director nominees submitted by shareholders in accordance with the procedures outlined on pages 15 and 16. Each member of the Nominating and Governance Committee is independent in accordance with the applicable rules of the NYSE and our corporate governance guidelines.

Board Leadership Structure

Historically at CarMax, two separate individuals have served in the roles of CEO and board chairman. Mr. Folliard has been our CEO since 2006, while Mr. Tiefel, a board member since 2002, has served as the independent chairman of the board since 2007. As our board chairman, Mr. Tiefel is responsible for chairing board meetings and meetings of shareholders, setting the agendas for board meetings and presiding over executive sessions of the independent directors. Mr. Folliard manages and oversees the day-to-day affairs of the company and directs the formulation and implementation of the company’s strategic plans. We believe that this leadership structure is currently the most appropriate for CarMax.

Our board recognizes that, depending on the circumstances, other leadership models might be appropriate. Our corporate governance guidelines state that the board has no fixed policy as to whether the roles of chairman and CEO should be separate, and the board remains free to make this choice in the manner it judges most appropriate for CarMax. These guidelines also provide that in the event that the CEO also serves as chairman, the board will appoint a lead independent director to serve in accordance with the company’s Lead Independent Director Charter, which is available under the “Corporate Governance” link at investor.carmax.com. The board periodically reviews its leadership structure and elects its chairman annually.

Board’s Role in Risk Oversight

In accordance with its charter and NYSE listing standards, our Audit Committee has primary oversight responsibility of the company’s procedures for identifying significant risks or exposures. Our risk management program is directed by management director Mr. Browning, our Executive Vice President, Finance. With the assistance of our management team, Mr. Browning identifies and assesses the significant risks facing the company. On an annual basis, he reports to the Audit Committee on this process.

Following risk identification, each risk is grouped into a category with similar risks. The board has assigned oversight of each category to either the full board or a board committee. For each category, management reports regularly to the full board or the assigned committee, as appropriate, describing CarMax’s strategies for monitoring, managing and mitigating risks in that category. In addition, management presents regular reports to the full board describing the most significant risks facing the company and the steps management is taking to monitor and manage those risks.

Each of our Audit, Compensation and Personnel, and Nominating and Governance committee charters provides that each such committee will review (a) the risks and exposures over which the committee has been

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delegated oversight responsibility by the board and (b) the steps management has taken to manage, control and monitor such risks and exposures. We believe that, in accordance with the process detailed above, our board exercises effective oversight of CarMax’s risk management program.

Risk and Compensation Policies and Practices

In assessing whether risks arising from CarMax’s compensation policies and practices were reasonably likely to have a material adverse effect on the company, management reviewed the company’s compensation policies and practices for all employees, the potential risks presented by those policies and practices, and the factors that mitigate those risks. As part of its review, management considered the compensation arrangements currently in place for our store associates, store management, regional leadership teams, home office and CarMax Auto Finance associates, and executive officers. Following this review, management determined that none of CarMax’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the company.

Management then presented a summary of its review to the company’s Compensation and Personnel Committee for discussion at the committee’s January 2011 meeting. At that meeting, the committee and management discussed management’s summary and the risk mitigation tools employed by the company. The summary listed each compensation policy or practice applicable to the various groups of CarMax associates, the potential risks presented by that policy or practice and the risk mitigation tools employed by the company to mitigate the related risks.

The compensation practices and policies covered by the summary included payments in the forms of base salaries, annual bonuses, equity and equity-based awards, sales bonuses, sales commissions and hourly pay. The risk mitigation tools covered by the summary included the following:

•

Annual bonus payments made to senior management are (i) subject to a clawback provision, (ii) capped at a plan maximum of 200% of base salary and (iii) only paid when the metrics designed by an independent committee of non-employee directors have been satisfied.

•

Annual equity and equity-based awards (i) are approved by an independent committee of non-employee directors, (ii) contain three to four year vesting provisions and (iii) for senior management, must be held in compliance with the Company’s executive stock ownership guidelines.

•

Sales bonuses are subject to risk mitigation tools that ensure that associates are not overpaid based upon inflated sales figures. These tools include (i) the performance of a daily vehicle inventory at each store, (ii) centralized and non-negotiable vehicle pricing, (iii) centralized assignment of sales targets and (iv) electronic reporting of sales from each store to the home office.

•	Hourly pay is tracked and managed through a central time management and reporting system.

Following discussion with management and a review of the summary noted above, the Compensation and Personnel Committee concurred with management’s determination that none of CarMax’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the company.

Nominating and Governance Committee Process for Identifying Director Nominees

Candidates for election to our board of directors are considered in order to fill a vacancy on the board or if the board determines that it would be beneficial to add an individual with specific skills or expertise. In identifying potential candidates for nomination to the board, the committee may consider input from several sources, including members of the Nominating and Governance Committee, other board members, the CEO, outside search firms and shareholder recommendations. Mr. Gangwal, who was first elected by the board as a director in January 2011, was recommended to the Nominating and Governance Committee by Messrs. Stemberg and Folliard. Mr. Steenrod, who was also first elected by the board as a director in January 2011, was recommended to the Nominating and Governance Committee by Mr. Stemberg. Nominee candidates are evaluated in the same manner regardless of the source of the recommendation. The Nominating and Governance Committee will conduct an initial evaluation of each candidate. If suitable, the candidate will be interviewed by the committee and may also meet with other board members and company management. If the committee determines a nominee would be a valuable addition to the board, it will make a recommendation to the full board.

Nominating and Governance Committee Criteria for Selection of Directors; Consideration of Diversity

The board and the Nominating and Governance Committee believe that the board should be comprised of directors with varied, complementary backgrounds and that directors should have, at a minimum, business or other relevant expertise that may be useful to the company. The board and Nominating and Governance Committee also believe that directors should possess the highest personal and professional ethics and should be willing and able to devote the requisite amount of time to company business.

When considering nominees for director, the Nominating and Governance Committee takes into account a number of factors, including:

•	The size of the existing board.

•	The nominee’s character, judgment, skill, education, relevant business experience, integrity, reputation and other personal attributes or special talents.

•	The nominee’s independence from management, extent of existing commitments to other businesses and potential conflicts of interest with other pursuits.

•

The nominee’s financial and accounting background, to enable the committee to determine whether the nominee would be considered an “audit committee financial expert” or “financially literate” under the applicable rules of the NYSE and the SEC.

•	Whether the nominee is subject to a disqualifying factor as described in our corporate governance guidelines.

As noted above, in considering director nominees, the Nominating and Governance Committee believes that the board should be comprised of directors with varied, complementary backgrounds, with a particular emphasis on character, judgment, skill, education, relevant business experience, integrity, reputation and other personal attributes or special talents. We address and value diversity through our consideration of these factors in our director selection process. While we do not have a written policy with respect to the consideration of diversity in identifying director nominees, our consideration of the factors noted above has yielded a diverse, qualified, experienced and skilled CarMax board of directors.

Process for Shareholder Nomination of Directors

The Nominating and Governance Committee will consider nominees for director suggested by shareholders using the previously described criteria and considering the additional information referred to below. For the 2012 annual meeting, written notice to nominate a director for election must be received no earlier than the close of business on December 15, 2011, and no later than the close of business on January 16, 2012.

Under our Bylaws, a shareholder wishing to nominate a director at a shareholders’ meeting must deliver written notice to our corporate secretary stating his or her intention to make a nomination. For an annual meeting, the notice must be received no earlier than the close of business 150 days prior to and no later than the close of business 120 days prior to the anniversary of the date the company mailed its proxy materials for the prior year’s annual meeting. However, if the date of the annual meeting has changed by more than 30 days from the prior year, the notice must be received a reasonable time before the company mails its proxy materials, which time shall be not (a) earlier than the close of business 120 days prior to such annual meeting and (b) later than the close of business on the later of the ninetieth day prior to such meeting or the tenth day following the first public announcement by the company of the date of such meeting. For a special meeting, the notice must be received no later than the close of business on the seventh day following the date on which notice of a special meeting for the election of directors is first given to shareholders.

A shareholder’s notice of a proposed director nominee should be sent to our corporate secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238, and must meet the requirements described in Section 2.3 of our Bylaws. A copy of our Bylaws is

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available under the “Corporate Governance” link at investor.carmax.com and also will be provided without charge to any shareholder upon written request to our corporate secretary.

Process for Shareholder or Interested Party Communication with Directors

Shareholders or other interested parties wishing to contact the board of directors or any individual director may send correspondence to CarMax, Inc., c/o

Corporate Secretary, 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238, or may send an e-mail to chairman@carmax.com, which is monitored by Eric M. Margolin, our corporate secretary. Mr. Margolin will forward to the board or appropriate board member any correspondence that deals with the functions of the board or its committees, and any other matter that would be of interest to the board. If the correspondence is unrelated to board or shareholder matters, it will be forwarded to the appropriate department within the company for further handling.

COMPENSATION DISCUSSION AND ANALYSIS

Section I. Overview

Executive Summary

In fiscal 2011, we again achieved record fiscal year earnings, while our total shareholder return increased by 75%. Highlights of the year included:

•	We reported record net earnings of $380.9 million, up 35% over the record results achieved in the previous year.

•	Comparable store used unit sales increased 10%, and our data indicated that we increased our share of the late-model used vehicle market.

•	While growing market share, we also improved our used and wholesale vehicle gross profit per unit, in part due to our continued ability to eliminate waste from our reconditioning process.

•

CarMax Auto Finance generated strong profits, and we took actions that we believe will better position us to provide consumer financing in the event of future disruptions in the credit markets, should they occur.

•	We resumed superstore growth, opening three stores in fiscal 2011 and positioning the company to open an expected five stores in fiscal 2012 and eight to ten stores in fiscal 2013.

As a result of this strong performance, base salaries, which had been frozen in fiscal 2009, increased for our named executive officers for the first time in two years. Because the company exceeded the performance goals that had been set at the outset of the fiscal year, we paid annual bonuses to our named executive officers. We also provided equity awards to our named executive officers with a 25% greater grant date fair value than those provided in fiscal 2010. These compensation decisions are consistent with our pay-for-performance philosophy.

The Compensation and Personnel Committee

At the direction of the board of directors, the Compensation and Personnel Committee oversees all of our executive and director compensation plans, policies and programs. In fiscal 2011, the following three independent directors served on the committee for the majority of the fiscal year: Messrs. Stemberg (its chairman), Grubb and Tiefel. Mr. Blaylock, also an independent director, replaced Mr. Tiefel on the committee in January 2011. As part of its oversight function, the committee reviews and determines all named executive officer compensation, whether short- or long-term, or cash- or equity-based. The committee’s role is detailed in its charter, which is available under the “Corporate Governance” link at investor.carmax.com.

Compensation Philosophy and Objectives

The committee oversees an executive compensation program designed to reflect CarMax’s pay-for-performance philosophy and that supports and reinforces the company’s key operating and strategic objectives. The committee has established the following objectives for our executive compensation program:

•	Align the interests of executive officers with the financial interests of our shareholders.

•	Encourage the achievement of our key strategic, operational and financial goals.

•	Link incentive compensation to company and stock price performance, which the committee believes promotes a unified vision for senior management and creates common motivation among our executives.

•	Attract, retain and motivate executives with the qualifications necessary to drive our long-term financial success.

•	Provide the committee the flexibility to respond to the continually changing environment in which we operate.

The Named Executive Officers

This Compensation Discussion and Analysis describes and analyzes the key features of our executive compensation program, particularly as they relate to our named executive officers. For fiscal 2011, our named executive officers were:

•	Thomas J. Folliard, President and Chief Executive Officer.

•	Keith D. Browning, Executive Vice President, Finance (Mr. Browning served as our Chief Financial Officer until October 2010).

COMPENSATION DISCUSSION AND ANALYSIS CONTINUED

•	Michael K. Dolan, Executive Vice President and Chief Administrative Officer.

•	Joseph S. Kunkel, Senior Vice President, Marketing & Strategy.

•	Thomas W. Reedy, Senior Vice President and Chief Financial Officer (Mr. Reedy was promoted to this position in October 2010).

•	William C. Wood, Senior Vice President, Sales (Mr. Wood was promoted to this position in January 2010).

Management’s Role in the Executive Compensation Process

Although management does not have any decision-making authority regarding executive compensation, it assists the committee by recommending appropriate base salary levels (except for the CEO), performance objectives and targets, and individual equity award amounts. Management also assists the committee with the preparation of the committee’s meeting agendas and prepares materials for those meetings as directed by the committee.

The committee has not delegated any authority with respect to the compensation of the company’s executive officers and non-employee directors. However, the committee has delegated limited authority to Messrs. Folliard and Browning to grant equity awards (in an amount not to exceed 75,000 shares or units between regularly scheduled committee meetings) to the company’s non-executive officer employees. Any such awards are subject to the company’s Employee Equity Grant Policy (the “Grant Policy”), which may be found at investor.carmax.com under the “Corporate Governance” link.

Compensation Consultants and the Peer Group

The committee has retained the services of Hay Group, an independent compensation consultant, in order to obtain access to independent compensation data, analysis and advice. Hay Group provides no other services to the company. Notwithstanding the committee’s use of outside advisors and management’s participation in the executive compensation process, all executive compensation determinations are made by the committee, using its independent judgment and analysis.

In January and February 2010, Hay Group, at the direction of the committee, performed a comprehensive analysis of the total direct compensation for our named executive officers and certain other senior CarMax associates. The study compared the value of each person’s total direct compensation to the corresponding compensation awarded to similarly situated personnel within a peer group of companies, as well as to the compensation awarded to executives from a broader group of retail companies, which we refer to as the Hay Group retail group. The peer group consisted of 19 publicly traded companies, which, because we compete within a unique auto retailing market segment and have few similar competitors, includes a mix of “big-box” retailers and publicly traded auto retail groups. The peer companies fall within a reasonable range (both above and below CarMax) of comparative factors such as revenue, market capitalization, total shareholder return, return on equity and return on investment. This competitive market data provides a frame of reference for the committee when evaluating executive compensation. The composition of this group of companies may vary from year to year as changes occur at the companies within the group or the committee determines that a change is necessary.

The following companies comprised the peer group:

Advance Auto Parts, Inc.	Dick’s Sporting Goods, Inc.	Office Depot, Inc.
Asbury Automotive Group, Inc.	Family Dollar Stores, Inc.	OfficeMax Incorporated
AutoNation, Inc.	Genuine Parts Company	Penske Automotive Group, Inc.
AutoZone, Inc.	Group 1 Automotive, Inc.	PetSmart, Inc.
Barnes & Noble, Inc.	Kohl’s Corporation	Staples, Inc.
Bed Bath & Beyond Inc.	Lithia Motors, Inc.	Whole Foods Market, Inc.
Dollar General Corporation

Although we do not directly compete with each of the above-listed companies in the consumer marketplace, we often compete with them and others to attract and retain talented executives. Accordingly, the committee finds it useful to review these companies’ compensation practices in considering and determining CarMax’s own compensation policies and practices. The committee generally tries to set base salaries that are competitive within the peer group. The committee employs annual incentive bonuses and stock-based awards to further reward executive officers with total direct compensation above the median of the peer group when the company performs well. The failure to (a) achieve pre-determined earnings per share targets or (b) increase the company’s stock price will result in reduced or no realized compensation from the annual incentive bonus and stock-based awards compensation programs. The committee does not use peer group data as its sole determinant in making compensation decisions. This data is one of many factors that inform the committee’s compensation decisions. Other factors include individual performance, company performance, level of seniority and succession planning.

Section II. The Key Elements of Our Executive Compensation Program and Fiscal 2011 Decisions

The key elements of compensation for our named executive officers are base salary, an annual incentive bonus and stock-based awards. Together, these elements comprise total direct compensation.

Base Salary	+	Annual Incentive Bonus	+	Stock-Based Awards	=	Total Direct Compensation

Each of the three key elements of total direct compensation promotes one or more compensation objectives set forth above. Competitive base salaries help us to attract, retain and motivate executives. Our annual incentive bonus, which is tied to earnings per share, helps to align the interests of our executive officers with the financial interests of our shareholders and encourage the achievement of the company’s financial goals. The stock-based awards directly tie an executive’s long-term compensation to the company’s stock price, as well as encourage the achievement of our strategic, operational and financial goals.

The committee considers each key element of compensation when designing and evaluating our executive compensation program. This consideration ensures that the program will meet its specified objectives. The committee recognizes the impact that an adjustment to one key element of compensation may have on other elements. For example, an increase in a named executive officer’s base salary will result in a larger target incentive amount. However, decisions regarding any one key element of compensation are not determinative of decisions that will be made regarding the other key elements. Further, committee decisions regarding stock-based awards and committee decisions regarding base salaries and annual incentive bonuses are generally made at separate committee meetings. Notwithstanding the independence of these decisions, each committee decision regarding the key elements of compensation is made in furtherance of the objectives of the program.

The committee did not consider the realized value of stock-based compensation when designing and evaluating our executive compensation program. This excluded compensation was not a factor in the committee’s analysis and decisions regarding total direct compensation and was not used when analyzing the company’s position within the peer group percentiles. The committee generally considers the value of stock-based compensation as an element of the company’s executive compensation program at the time of grant of a stock-based award, not at the time of exercise.

COMPENSATION DISCUSSION AND ANALYSIS CONTINUED

Compensation Mix

As officers assume higher levels of responsibility, the percentage of their compensation that is performance-based increases. Although we do not have a pre-established policy or target for allocation between specific compensation components, the majority of our named executive officers’ annual total direct compensation is determined by the company’s performance, as measured by our earnings per share and stock price. The table below illustrates how fiscal 2011 total direct compensation was allocated between performance-based and fixed compensation, as well as the break-down of performance-based compensation that is based on annual and long-term company performance.

	Percentage of Total Direct Compensation		Percentage of Performance- Based Total Compensation
	Performance- Based	Fixed	Annual	Long- Term
Thomas J. Folliard	82	18	33	67
Keith D. Browning	75	25	30	70
Michael K. Dolan	76	24	28	72
Joseph S. Kunkel	69	31	27	73
Thomas W. Reedy (a)	77	23	18	82
William C. Wood	74	26	22	78

(a) The company granted equity awards to Mr. Reedy two times in fiscal 2011, once as part of the company’s annual equity award process in April 2010 and once in December 2010 related to his promotion to chief financial officer. Accordingly, Mr. Reedy’s performance-based compensation is more heavily weighted towards the company’s long-term performance than the other named executive officers.

Base Salary

The committee establishes competitive base salaries to retain key officers and attract new talent that the committee believes are necessary for our long-term financial success. An executive officer’s base salary generally reflects the officer’s responsibilities, tenure, job performance and the direct competition for the officer’s services. The committee reviews officer base salaries at 12-month intervals, generally in April. When the committee reviews these base salaries, it considers the reports and advice provided by its independent consultant, as well as the recommendations provided by our CEO (except when setting the CEO’s base salary).

In April 2010, the following base salary adjustments were made.

Name	Prior Base Salary ($)	Adjusted Base Salary (b) ($)	Percentage Increase (%)
Thomas J. Folliard	850,000	1,000,000	17.6
Keith D. Browning	615,835	637,389	3.5
Michael K. Dolan	581,622	601,979	3.5
Joseph S. Kunkel	547,409	566,568	3.5
Thomas W. Reedy (a)	400,000	400,000	–
William C. Wood (a)	425,000	425,000	–

(a)  Each of Messrs. Reedy and Wood became senior vice presidents of the company in January 2010. In conjunction with these promotions, Mr. Reedy’s base salary increased 6.2% from $376,821 to $400,000; Mr. Wood’s base salary increased 22.6% from $346,725 to $425,000.

(b)  In fiscal 2011, we no longer paid the costs related to our executive physical program for our named executive officers. Instead, in May 2010, we provided each of our named executive officers with a one-time salary increase of $5,000 to cover their own future voluntary enrollment in this program. This $5,000 salary adjustment is not included in the table above.

In April 2010, the committee conducted a review of Mr. Folliard’s performance. As part of this performance review, the committee considered, among other factors, the company’s earnings performance, ability to continue to provide competitive financing to its customers, management development, culture and cost management. The committee also reviewed the peer group and Hay Group retail group data, which indicated that Mr. Folliard’s then-current base salary was between the 25th and 50th percentile of the peer group and at the 25th percentile of the retail group. Based on Mr. Folliard’s performance review and the committee’s analysis of the group data, the committee increased Mr. Folliard’s salary by 17.6% to $1,000,000.

In fiscal 2011, Mr. Folliard recommended that the committee increase the base salaries for each of the other named executive officers (other than Messrs. Reedy and Wood) by 3.5%, based upon the contributions that each officer made to the company’s performance during fiscal 2010. The committee agreed with Mr. Folliard’s recommendation.

Upon Mr. Reedy’s promotion to chief financial officer in October 2010, Mr. Folliard recommended that the committee increase Mr. Reedy’s salary to $430,000. The committee considered the advice of its independent consultant, Mr. Reedy’s prior contributions to the company, including his successful liquidity and capital management throughout the recession, as well as the scope of his future role, and concurred with Mr. Folliard’s recommendation. Mr. Wood did not receive a base salary increase in fiscal 2011. However, in conjunction with his promotion to senior vice president, sales in January 2010, Mr. Folliard recommended that the committee increase Mr. Wood’s base salary to $425,000. The committee considered the advice of its independent consultant and Mr. Wood’s leadership of the company’s sales organization, and concurred with Mr. Folliard’s recommendation.

Annual Incentive Bonus

Pursuant to our Annual Performance-Based Bonus Plan, as amended and restated (the “Bonus Plan”), we may provide annual incentive bonuses to our executive officers. Payments, if any, made under this plan are directly tied to the achievement of certain pre-defined financial performance goals. We adopted the Bonus Plan as a mechanism to provide this annual incentive compensation and to preserve the deductibility of this compensation in accordance with Section 162(m) of the Internal Revenue Code and related regulations.

The amount of the incentive bonus depends on our actual performance as measured against objective performance goals established by the committee at the beginning of each fiscal year. In April 2010, the committee determined that the threshold, target and maximum performance goals for fiscal 2011 would be based on our fiscal 2011 earnings per share. The committee believes that earnings per share is an appropriate measure for the performance goal because stock price appreciation is generally based on earnings growth. Accordingly, the interests of our management and our shareholders will be aligned.

Each named executive officer’s individual incentive bonus target is set forth in a written agreement with the company, is directly tied to his level of authority and is expressed as a percentage of his base salary. Each named executive officer’s base salary, incentive target percentage, and target and maximum incentive bonus amounts for fiscal 2011 is set forth in the table below.

Name	Base Salary ($)	Incentive Target Percentage (%)	Target Incentive Amount ($)	Maximum Incentive Amount ($)
Thomas J. Folliard	1,005,000	100	1,005,000	1,507,500
Keith D. Browning	642,389	60	385,433	578,150
Michael K. Dolan	606,979	60	364,187	546,281
Joseph S. Kunkel	571,568	40	228,627	342,941
Thomas W. Reedy	430,000	40	172,000	258,000
William C. Wood	430,000	40	172,000	258,000

If the committee determines that an executive officer is eligible for payment under the Bonus Plan because our performance goals have been met, the exact bonus amount is determined by multiplying the target incentive amount by a performance adjustment factor. The performance adjustment factors established by the committee for fiscal 2011 pursuant to the Bonus Plan were:

•	25% if the threshold performance goal was achieved.

•	100% if the target performance goal was achieved.

•	150% if the maximum performance goal was achieved.

If the threshold performance goal is not achieved, no incentive bonus is paid, as was the case in each of fiscal

COMPENSATION DISCUSSION AND ANALYSIS CONTINUED

2009 and 2008. The performance adjustment factors are prorated when our actual performance exceeds a lower performance goal but not the next higher performance goal. The Bonus Plan provides that the maximum annual amount payable is the lesser of 200% of the executive’s base salary or $2,000,000. However, the committee has limited the maximum performance adjustment factor to 150% for fiscal 2011.

Under the Bonus Plan, the committee may reduce the amount of any bonus award paid to a named executive officer below the amount that otherwise would be payable upon application of the relevant adjustment factor and may decide not to pay a bonus even when performance goals have been satisfied. Under no circumstances, however, may the committee increase the amount of any bonus payable under the Bonus Plan above what would be payable to an executive upon application of the relevant adjustment factor.

Performance Targets

In April 2010, the committee established the following diluted earnings per share targets for fiscal 2011: $1.03 as the threshold performance goal; $1.21 as the target performance goal; and $1.40 as the maximum performance goal under the Bonus Plan. In April 2011, the committee certified that CarMax had achieved diluted earnings per share for fiscal 2011 of $1.67, which exceeded the maximum performance goal. Accordingly, the performance adjustment factor for fiscal 2011 was 150%.

During the last five fiscal years, the average performance adjustment factor has been 100% (150%, 200%, 0%, 0% and 150% for fiscal 2011, 2010, 2009, 2008 and 2007 respectively), meaning that, on average for the past five years, we have paid our named executive officers an annual incentive bonus award of 100% of their respective target incentive amounts.

Stock-Based Awards

In fiscal 2010, the company modified its stock-based compensation program. The key changes resulted in our diminished reliance on stock options as the sole form of executive equity pay and the introduction of stock-settled restricted stock units (which we refer to as “market stock units” (“MSUs”)) to enhance our long-term pay practices. At the executive officer and vice president levels, 75% of the fair value of each equity grant was delivered in the form of stock options and 25% was delivered in the form of MSUs. Additionally, for those associates who had previously received restricted stock, we began awarding cash-settled restricted stock units in their place, in an effort to limit shareholder dilution and conserve the number of shares allocated to our Stock Incentive Plan. We maintained each of these equity compensation practices in fiscal 2011.

In determining the number of options and MSUs to award, the committee considers the named executive officer’s role at CarMax; our recent financial performance; the performance of our common stock; the fair market value, expense and dilutive effect of any potential award; as well as succession planning and the retention of the services of the officer. To assist in this endeavor, the committee solicits the insight of the company’s CEO, as well as its independent compensation advisors. Generally, the CEO provides an initial recommendation of annual equity awards to the committee. The committee reviews this recommendation and then makes its own independent determination of the annual equity awards.

Equity awards provided to the named executive officers in fiscal 2011 had a 25% greater grant date fair value than those provided in fiscal 2010. However, due to a more than 100% increase in the respective strike prices, the number of shares awarded dropped significantly. The committee approved the across-the-board equity increases based upon the company’s strong earnings performance in fiscal 2010, the strong earnings contributions from all components of the CarMax business and the desire to retain management associates.

In fiscal 2011, the committee approved stock option and MSU awards for our named executive officers in the amounts noted below. The table also includes the grant date fair values of the equity awards made in fiscal 2011 and 2010:

	Options and MSUs Granted in Fiscal 2011			Options and MSUs Granted in Fiscal 2010
Name	Number of Stock Options	Number of MSUs	Total Grant Date Fair Value ($)	Number of Stock Options	Number of MSUs	Total Grant Date Fair Value ($)
Thomas J. Folliard	209,951	20,972	3,040,093	359,349	32,211	2,427,284
Keith D. Browning	94,669	9,456	1,370,790	162,034	14,524	1,094,482
Michael K. Dolan	94,669	9,456	1,370,790	162,034	14,524	1,094,482
Joseph S. Kunkel	64,894	6,482	939,657	111,072	9,956	750,252
Thomas W. Reedy	78,650	7,861	1,189,633	49,656	4,451	335,409
William C. Wood	64,894	6,482	939,657	49,656	4,451	335,409

The exercise price of the options granted in fiscal 2011 and 2010 was $25.39 and $11.43, respectively. Limited stock appreciation rights (“SARs”) were granted in tandem with each of the option awards set forth above. The SARs may only be exercised in the event of a change-in-control of the company. Upon the exercise of the SAR and the surrender of the related option, the officer is entitled to receive an amount equal to the difference between the value of our common stock on the date of exercise and the exercise price of the underlying stock option. No free-standing SARs have been granted.

The fiscal 2011 equity awards were granted on April 6, 2010, which was three business days following the date on which we released our fiscal 2010 year-end earnings information. Pursuant to our Grant Policy, these annual equity grants were made in accordance with a pre-determined schedule, from which the committee did not deviate. The options and MSUs were priced at the volume-weighted average price of the company’s common stock on the grant date. The committee has determined that the use of the volume-weighted average price, as opposed to the closing price, is more representative of the value of the common stock because it incorporates all trades made on the grant date, as opposed to using only the final trade of the day. Our pricing policy is also incorporated in our Grant Policy.

Section III. Additional Elements of Compensation

We provide our executive officers with the benefits and perquisites described below, which are intended to be a part of a competitive compensation package.

Retirement Plans

We provide all associates, including our named executive officers, with the opportunity to participate in our 401(k) Plan. We also provide eligible associates, namely those individuals whose benefits under our 401(k) Plan are limited due to the compensation limits imposed by the Internal Revenue Code, the opportunity to participate in our Retirement Restoration Plan. In fiscal 2011, we established a nonqualified deferred compensation plan, the Executive Deferred Compensation Plan, to permit eligible associates to defer receipt of a portion of their base salary and/or bonus to a future date. A description of the terms of each plan can be found in the narrative discussion following the “Nonqualified Deferred Compensation” table on page 34 (Note that our 401(k) Plan is a tax-qualified plan). Additionally, details regarding the fiscal 2011 contributions to each named executive officer’s Retirement Restoration Plan and Executive Deferred Compensation Plan accounts, as well as the earnings and aggregate balances for those accounts, can be found in the “Nonqualified Deferred Compensation” table.

During fiscal 2009, we froze our Pension Plan and Benefit Restoration Plan, which were retirement plans that we previously offered. As a result, as of December 31, 2008, no additional benefits will accrue under the Pension Plan or the Benefit Restoration Plan. Additional details regarding these frozen benefits can be found in the “Pension Benefits in Fiscal 2011” table on page 32.

COMPENSATION DISCUSSION AND ANALYSIS CONTINUED

Health and Welfare Plans

We provide a variety of competitive health and welfare plans to our associates and executives, including medical, dental and vision care; life, accidental death and dismemberment and dependent life insurance; short-term and long-term disability insurance; and paid time off. Additionally, each executive officer is encouraged to participate in our executive physical program, which provides screening, preventative and general medical care. However, in fiscal 2011, we ceased paying the costs of this program for our named executive officers. Rather, we provided each of our named executive officers with a salary increase of $5,000 to cover their own ongoing annual program costs.

Company Transportation

We provide a car allowance and the use of a CarMax-owned vehicle for each of our named executive officers. We offer a similar benefit to each of our regional vice presidents. We also provide the use of a CarMax-owned vehicle, on the same terms as provided to the named executive officers, to certain other eligible associates. For all associates using CarMax-owned vehicles, we bear the maintenance and insurance costs. The IRS treats both the monthly vehicle allowance and the personal use of company-owned vehicles as income to the associate and the related taxes are paid by the associate.

Our executive officers are encouraged to use our plane for business travel. Additionally, our plane is available for personal use by Messrs. Folliard, Browning, Dolan and Kunkel when we do not need the plane for business travel. Our policy regarding personal use requires that Mr. Folliard reimburse the company for the incremental costs associated with his personal use to the extent that the incremental costs exceed $125,000 in any fiscal year. The policy requires that Messrs. Browning, Dolan and Kunkel reimburse the company for the incremental costs associated with their respective personal use of the plane to the extent that the incremental costs exceed $35,000 in any fiscal year. All income taxes associated with an executive’s personal use of the plane are borne by the executive.

Tax and Financial Planning Services

We provide a tax and financial planning benefit to our named executive officers. Officers who elect the services of the company’s tax and financial advisory firm must pay the income taxes associated with this benefit, which is valued at $14,000 per year. Officers who forego this benefit may opt to engage their own tax professional, which expense will be borne by the company in an amount up to $5,000 ($10,000 for the CEO), with the officer paying the taxes associated with this income. The committee approved this benefit to reduce the amount of time and attention that our executive officers must spend on these matters, which permits them to focus on their responsibilities to us, and to maximize the financial reward of the compensation that we provide.

Stock Ownership Guidelines

In April 2011, the committee adopted revised stock ownership guidelines for our executive officers. No later than five years after becoming a senior vice president, executive vice president or CEO, each officer must hold shares of our common stock equal in value to the amounts set forth below.

Subject Officers	Required to Own the Lesser of:
Chief Executive Officer	6 x Base Salary or 300,000 shares
Executive Vice President	3 x Base Salary or 100,000 shares
Senior Vice President	2 x Base Salary or 50,000 shares

Shares owned outright, in-the-money stock options, restricted stock and MSUs are included in determining compliance with the share ownership requirements. The stock ownership guidelines are available under the “Corporate Governance” link at investor.carmax.com. Further, pursuant to our Policy Against Insider Trading, all CarMax associates, including our named executive officers, are prohibited from engaging in any hedging transactions with CarMax stock.

Tax Considerations

The company does not provide tax gross-ups on any compensation or perquisites provided to its named executive officers.

Section 162(m) of the Internal Revenue Code generally disallows a deduction by publicly held corporations for compensation in excess of $1 million paid to the CEO or any of the three other most highly compensated officers

(other than the CFO). Certain performance-based compensation qualifies for an exemption under Section 162(m) and is not subject to the deduction limit. Compensation under our Bonus Plan and stock options granted pursuant to our Stock Incentive Plan currently qualify for the exemption. The committee continues to monitor its executive compensation plans and policies with a view toward preserving the deductibility of executive compensation while maintaining the ability to attract and retain those executives necessary to assist us in reaching our goals and objectives.

Section IV. Employment and Severance Agreements

We have entered into an employment or a severance agreement with each of our named executive officers. The committee has determined that these written agreements are beneficial to us because they contain restrictive covenants relating to the protection of our confidential information and covenants not to compete and not to solicit our employees. These restrictive covenants continue for a period of two years following the end of the executive officer’s employment. Additionally, the committee believes that these agreements better enable our named executive officers to focus their efforts on the company’s strategic and operating goals.

Mr. Folliard’s employment agreement was for an initial term of two years, with automatic extensions for additional one-year periods following the end of the initial term (or any subsequent renewal period), unless either CarMax or Mr. Folliard provides written notice of intent not to renew at least 90 days before the end of the then-current term. The severance agreements with the other named executive officers do not have a specified term of agreement.

Under the terms of the employment and severance agreements, the committee establishes and approves each named executive officer’s annual base salary, which cannot be less than the minimum base salary set forth in each agreement unless across-the-board reductions in salary are implemented for all of our senior officers. Additionally, the committee approves the performance measures and payment amounts that determine each named executive officer’s annual incentive bonus under the Bonus Plan. Each named executive officer is also eligible to participate in our Stock Incentive Plan and to participate in all other incentive, compensation, benefit and similar plans available to our other executive officers.

Clawback and Forfeiture Provisions

The employment and severance agreements contain a clawback provision. If any named executive officer engages in conduct for which he could generally be terminated for cause, and the conduct directly results in the filing of a restatement of any financial statement that was previously filed with the SEC (or other governmental agency), the named executive officer, upon demand by the company, shall repay and forfeit all compensation that was expressly conditioned upon the achievement of certain financial results if the restated financial statements would have resulted in a lesser amount being paid.

In addition to the clawback provision contained in each of these agreements, our equity award agreements also contain a forfeiture provision. If a named executive officer is terminated for cause, the officer’s unexercised vested and unvested options are forfeited. Further, all unvested MSUs and restricted stock are also forfeited upon a termination for cause.

Change-in-Control and Severance Benefits

Each employment and severance agreement provides for the termination of employment due to retirement, death or disability (as those terms are defined in each agreement). The agreements also provide for the termination of employment by us without “cause” and termination by the executive officer for “good reason” (as those terms are defined in each agreement). Termination under any of these circumstances will entitle the executive officer to receive certain payments and other benefits.

The agreements also provide for payments and benefits following the termination of employment in these circumstances in connection with a change-in-control or a sale of all or substantially all of the assets of the company in a single transaction or a series of related transactions (an “asset sale”). Detailed information with respect to these payments and benefits can be found under the

COMPENSATION DISCUSSION AND ANALYSIS CONTINUED

heading, “Potential Payments Upon Termination or Change-in-Control” beginning on page 35. The executive officers are not entitled to any severance payments as a result of voluntary termination (outside of the retirement context) or if they are terminated for cause.

The committee believes that these severance benefits encourage the commitment and availability of our named executive officers and ensure that they will be able to devote their full attention and energy to our affairs in the face of potentially disruptive and distracting circumstances. In the event of a potential change-in-control, our named executive officers will be able to analyze and evaluate proposals objectively with a view to the best interests of CarMax and its shareholders and to act as the board may direct without fear of retribution if a change-in-control occurs. The committee recognizes that the severance benefits may have the effect of discouraging takeovers and protecting our officers from removal, because the severance benefits increase the cost that would be incurred by an acquiring company seeking to replace current management; however, the committee believes that the benefit to the company outweighs this concern.

COMPENSATION AND PERSONNEL COMMITTEE REPORT

The CarMax, Inc. Compensation and Personnel Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon their review and discussions, recommended to the CarMax board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION AND PERSONNEL COMMITTEE

Thomas G. Stemberg, Chairman

Ronald E. Blaylock

Edgar H. Grubb

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below shows, for fiscal 2011, fiscal 2010 and fiscal 2009, the compensation paid to or earned by our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards (a) ($)	Option Awards (a) ($)	Non-Equity Incentive Plan Comp- ensation (b) ($)	Change in Pension Value and Nonqualified Deferred Comp- ensation Earnings (c) ($)	All Other Comp- ensation (d) ($)	Total ($)
Thomas J. Folliard	2011	993,077	760,025	2,280,068	1,507,500	105,469	262,693	5,908,832
President and Chief Executive Officer	2010	850,000	526,328	1,900,956	1,700,000	194,519	132,309	5,304,112
	2009	846,154	0	2,026,750	0	99,928	88,350	3,061,182
Keith D. Browning	2011	640,347	342,685	1,028,105	578,150	204,884	91,567	2,885,738
Executive VP, Finance and Former Chief Financial Officer	2010	615,835	237,322	857,160	739,002	381,789	43,469	2,874,577
	2009	614,233	0	913,880	0	190,737	16,290	1,735,140
Michael K. Dolan	2011	605,028	342,685	1,028,105	546,281	82,953	118,611	2,723,663
Executive VP and Chief Administrative Officer	2010	581,622	237,322	857,160	697,947	153,645	71,821	2,599,517
	2009	580,109	0	913,880	0	146,916	43,291	1,684,196
Joseph S. Kunkel	2011	569,710	234,908	704,749	342,941	48,530	119,339	2,020,177
Senior VP, Marketing & Strategy	2010	547,409	162,681	587,571	437,927	89,911	88,772	1,914,271
	2009	545,985	0	626,450	0	51,983	37,127	1,261,545
Thomas W. Reedy	2011	411,486	297,390	892,243	258,000	16,241	55,808	1,931,168
Senior VP and Chief Financial Officer

William C. Wood	2011	423,594	234,908	704,749	258,000	37,997	58,189	1,717,437
Senior VP, Sales

(a)  Represents the aggregate grant date fair value of the awards made in each fiscal year as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. These amounts do not correspond to the actual value that may be recognized by each named executive officer. Additional information regarding outstanding awards, including corresponding exercise prices and expiration dates, can be found in the “Outstanding Equity Awards at Fiscal 2011 Year End” table on page 30. The assumptions used in determining the grant date fair values of the stock and option awards are set forth in Note 12(C) to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2011.

(b)  Represents the annual incentive bonus earned under our Bonus Plan.

(c)  Represents the aggregate increase in the actuarial value of accumulated benefits under our Pension Plan and Benefit Restoration Plan accrued during the relevant fiscal year. The “Pension Benefits in Fiscal 2011” table, and its accompanying narrative on pages 32 and 33, contain additional details with respect to these amounts.

(d)  Further details are included in the “All Other Compensation in Fiscal 2011” table on page 28.

EXECUTIVE COMPENSATION CONTINUED

All Other Compensation in Fiscal 2011

Name	Personal Use of Company Plane (a) ($)	Personal Use of Company Automobile (b) ($)	Automobile Allowance (c) ($)	Retirement Savings Plan Contribution (d) ($)	Deferred Compensation Account Contributions (e) ($)	Other (f) ($)	Total ($)
Thomas J. Folliard	125,000	3,716	10,296	15,379	96,969	11,333	262,693
Keith D. Browning	14,523	–	6,396	14,782	45,211	10,655	91,567
Michael K. Dolan	10,409	6,433	6,396	15,836	68,702	10,835	118,611
Joseph S. Kunkel	29,271	6,711	6,396	14,774	49,330	12,857	119,339
Thomas W. Reedy	n/a	8,917	5,863	15,194	17,009	8,825	55,808
William C. Wood	n/a	–	5,743	16,212	26,773	9,461	58,189

(a)  The compensation associated with the personal use of the company plane is based on the incremental cost of operating the plane. The incremental cost is calculated based upon the average variable costs of operating the plane. Variable costs include fuel, maintenance, travel expenses for the flight crews and other miscellaneous expenses. The total annual variable costs are divided by the total number of miles our plane flew in fiscal 2011 to determine an average variable cost per mile. The average variable cost per mile is multiplied by the miles flown for personal use to derive the incremental cost. This methodology excludes fixed costs that do not change based on usage, such as salaries and benefits for the flight crews, monthly service contracts, hangar rental fees, taxes, rent, depreciation and insurance. The costs associated with deadhead flights (i.e., flights that travel to a destination with no passengers as a result of an executive’s personal use) and incremental plane charters (i.e., plane charters, if any, that we pay for because our plane was not available for business use due to an executive’s personal use) are included in the incremental cost calculations for each executive. The IRS treats the personal use of the company plane as income to the executive and the related taxes are paid by the executive using applicable Standard Industry Fare Level rates.

(b)  The value of the personal use of a company automobile is determined based on the annual lease value method and excludes any expenses such as maintenance and insurance.

(c)  The monthly vehicle allowance for Mr. Folliard is $858 and for the other named executive officers is $533.

(d)  Includes the company matching portion of each executive’s Retirement Savings Plan (“RSP”) contributions. Also includes a company-funded contribution made regardless of an executive’s participation in the RSP, as well as an additional company-funded contribution to those executives who met certain age and service requirements as of December 31, 2008, the date that our Pension Plan was frozen. These RSP benefits are offered on the same terms to all CarMax associates.

(e)  Includes the company matching portion of each executive’s Retirement Restoration Plan (“RRP”) contributions. Also includes a company-funded contribution regardless of each executive’s participation in the RRP , as well as an additional company-funded contribution to those executives who met certain age and service requirements as of December 31, 2008, the date that our Pension Plan was frozen. These RRP benefits are offered on the same terms to all CarMax associates whose salary exceeds the IRS 401(k) annual limitations. Also includes a restorative contribution designed to compensate executives for any loss of company contributions under the Retirement Savings Plan and Retirement Restoration Plan due to a reduction in the Retirement Savings Plan and Retirement Restoration Plan eligible compensation resulting from deferrals into the Executive Deferred Compensation Plan.

(f)  Represents the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits, for the named executive officer including as applicable: (i) tax and financial planning services and (ii) spousal travel expenses related to two company-sponsored functions.

Grants of Plan-Based Awards in Fiscal 2011

The following table includes certain information with respect to grants of plan-based awards during fiscal 2011 to each of our named executive officers.

Name	Approval Date	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)			All Other Stock Awards: Number of Shares of Stock or Units (b) (#)	All Other Option Awards: Number of Securities Underlying Options (c) (#)	Exercise or Base Price of Option Awards (d) ($/Sh)	Grant Date Closing Price ($/Sh)	Grant Date Fair Value of Stock and Option Awards (e) ($)
			Thres- hold ($)	Target ($)	Maximum ($)
Thomas J. Folliard			251,250	1,005,000	1,507,500
	3/25/10	4/6/10				20,972				760,025
	3/25/10	4/6/10					209,951	25.39	25.46	2,280,068
Keith D. Browning			96,358	385,433	578,150
	3/25/10	4/6/10				9,456				342,685
	3/25/10	4/6/10					94,669	25.39	25.46	1,028,105
Michael K. Dolan			91,047	364,187	546,281
	3/25/10	4/6/10				9,456				342,685
	3/25/10	4/6/10					94,669	25.39	25.46	1,028,105
Joseph S. Kunkel			57,157	228,627	342,941
	3/25/10	4/6/10				6,482				234,908
	3/25/10	4/6/10					64,894	25.39	25.46	704,749
Thomas. W. Reedy			43,000	172,000	258,000
	3/25/10	4/6/10				6,482				234,908
	3/25/10	4/6/10					64,894	25.39	25.46	704,749
	10/18/10	12/27/10				1,379				62,482
	10/18/10	12/27/10					13,756	32.05	32.17	187,494
William C. Wood			43,000	172,000	258,000
	3/25/10	4/6/10				6,482				234,908
	3/25/10	4/6/10					64,894	25.39	25.46	704,749

(a)    Represents threshold, target and maximum payout levels under our Bonus Plan for fiscal 2011 performance. The actual amount of incentive bonus awards earned by each named executive officer in fiscal 2011 is reported under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” on page 27. Additional information regarding the design of our Bonus Plan is included in the Compensation Discussion and Analysis beginning on page 17.

(b)  Represents stock-settled restricted stock units, which we refer to as “market stock units” or “MSUs.” At the end of the three-year vesting period, each MSU will be converted into between zero and two shares of CarMax common stock. The conversion ratio is calculated by dividing the average closing price of our stock during the final 40 trading days of the three-year period, by our stock price on the grant date, with the resulting quotient capped at two. This quotient is then multiplied by the number of MSUs granted.

(c)  Each option grant vests in 25% increments annually over four years and expires on the seventh anniversary of the grant date. Limited SARs were granted in tandem with each of the option awards set forth above. The SARs may only be exercised in the event of a change-in-control of the company. Upon the exercise of the SAR and the surrender of the related option, the officer is entitled to receive an amount equal to the difference between the value of our common stock on the date of exercise and the exercise price of the underlying stock option. No free-standing SARs have been granted.

(d)  All fiscal 2011 stock options were issued with an exercise price equal to the volume-weighted average price of our common stock on the grant date.

(e)  Represents the grant date fair value of the award as determined in accordance with FASB ASC Topic 718.

EXECUTIVE COMPENSATION CONTINUED

Outstanding Equity Awards at Fiscal 2011 Year End

The following table includes information with respect to outstanding equity awards previously granted to our named executive officers as of February 28, 2011.

	Option Awards (a)					Stock Awards (b)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)
Thomas J. Folliard	4/1/2004	120,000	–	14.80	4/1/14
	6/24/2005	120,000	–	13.19	6/24/15
	5/1/2006	130,000	–	17.20	5/1/13
	5/23/2006	35,000	–	16.34	5/23/13
	4/3/2007	165,000	55,000	24.99	4/3/14
	4/7/2008	137,500	137,500	19.82	4/7/15
	4/7/2009	89,838	269,511	11.43	4/7/16
	4/7/2009					32,211	2,278,606
	4/6/2010	–	209,951	25.39	4/6/17
	4/6/2010					20,972	1,033,350
Keith D. Browning	4/1/2004	120,000	–	14.80	4/1/14
	6/24/2005	120,000	–	13.19	6/24/15
	4/3/2007	78,000	26,000	24.99	4/3/14
	4/7/2008	62,000	62,000	19.82	4/7/15
	4/7/2009	40,509	121,525	11.43	4/7/16
	4/7/2009					14,524	1,027,428
	4/6/2010	–	94,669	25.39	4/6/17
	4/6/2010					9,456	465,924
Michael K. Dolan	4/1/2004	50,000	–	14.80	4/1/14
	5/1/2006	50,000	–	17.20	5/1/13
	4/3/2007	75,000	25,000	24.99	4/3/14
	4/7/2008	62,000	62,000	19.82	4/7/15
	4/7/2009	–	121,525	11.43	4/7/16
	4/7/2009					14,524	1,027,428
	4/6/2010	–	94,669	25.39	4/6/17
	4/6/2010					9,456	465,924

	Option Awards (a)					Stock Awards (b)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)
Joseph S. Kunkel	4/1/2004	100,000	–	14.80	4/1/14
	6/24/2005	100,000	–	13.19	6/24/15
	5/1/2006	100,000	–	17.20	5/1/13
	4/3/2007	55,500	18,500	24.99	4/3/14
	4/7/2008	42,500	42,500	19.82	4/7/15
	4/7/2009	27,768	83,304	11.43	4/7/16
	4/7/2009					9,956	704,287
	4/6/2010	–	64,894	25.39	4/6/17
	4/6/2010					6,482	319,386
Thomas W. Reedy	4/1/2004	30,000	–	14.80	4/1/14
	6/24/2005	30,000	–	13.19	6/24/15
	5/1/2006	40,000	–	17.20	5/1/13
	4/3/2007	23,100	7,700	24.99	4/3/14
	4/7/2008	19,000	19,000	19.82	4/7/15
	4/7/2009	–	37,242	11.43	4/7/16
	4/7/2009					4,451	314,864
	4/6/2010	–	64,894	25.39	4/6/17
	4/6/2010					6,482	319,386
	12/27/2010	–	13,756	32.05	12/27/17
	12/27/2010					1,379	53,828
William C. Wood	4/1/2004	40,000	–	14.80	4/1/14
	6/24/2005	40,000	–	13.19	6/24/15
	5/1/2006	40,000	–	17.20	5/1/13
	4/3/2007	23,100	7,700	24.99	4/3/14
	4/7/2008	24,000	24,000	19.82	4/7/15
	4/7/2009	12,414	37,242	11.43	4/7/16
	4/7/2009					4,451	314,864
	4/6/2010	–	64,894	25.39	4/6/17
	4/6/2010					6,482	319,386

(a)  All option awards set forth in the table vest in 25% increments annually over a four-year period. Limited SARs were granted in tandem with each option award. The SARs may be exercised only in the event of a change-in-control of the company. Upon the exercise of the SAR and the surrender of the related option, the officer is entitled to receive an amount equal to the difference between the value of our common stock on the date of exercise and the exercise price of the underlying stock option.

(b)  All stock awards set forth in the table vest on the third anniversary of the grant date. These stock awards are stock-settled restricted stock units, which we refer to as “market stock units” or “MSUs.” At the end of the three-year vesting period, each MSU will be converted into between zero and two shares of CarMax common stock. The conversion ratio is calculated by dividing the average closing price of our stock during the final 40 trading days of the three-year period, by our stock price on the grant date, with the resulting quotient capped at two. This quotient is then multiplied by the number of MSUs granted. For purposes of calculating the market value of the unvested MSUs in the table above, we assumed that the average closing price of our stock during the final 40 trading days of the three-year period was equal to the closing price of our stock on February 28, 2011, the last trading day of our fiscal year (which was $35.37).

EXECUTIVE COMPENSATION CONTINUED

Option Exercises in Fiscal 2011

The following table includes information with respect to the options exercised by the named executive officers during fiscal 2011.

	Option Awards
Name	Number of Shares Acquired on Exercise (a) (#)	Value Realized on Exercise (b) ($)
Thomas J. Folliard	165,000	1,843,050
Keith D. Browning	230,000	3,839,300
Michael K. Dolan	240,509	3,195,903
Joseph S. Kunkel	40,000	808,400
Thomas W. Reedy	32,414	468,731
William C. Wood	50,000	1,018,500

(a)  Amounts represent the number of shares of common stock underlying stock options exercised during fiscal 2011.

(b)  Amounts were calculated by determining the difference between (i) the closing price of the company’s common stock on the exercise date and (ii) the exercise price of the stock options.

Pension Benefits in Fiscal 2011

The following table presents information with respect to the accumulated benefits, credited service and benefit payments for each named executive officer under our Pension Plan and Benefit Restoration Plan for fiscal 2011.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (a) ($)	Payments During Last Fiscal Year ($)
Thomas J. Folliard	Pension Plan	16	166,182	–
	Benefit Restoration Plan	16	774,993	–
Keith D. Browning	Pension Plan	27	584,423	–
	Benefit Restoration Plan	27	1,946,940	–
Michael K. Dolan	Pension Plan	12	320,821	–
	Benefit Restoration Plan	12	834,758	–
Joseph S. Kunkel	Pension Plan	11	132,002	–
	Benefit Restoration Plan	11	325,985	–
Thomas W. Reedy	Pension Plan	6	65,177	–
	Benefit Restoration Plan	6	81,558	–
William C. Wood	Pension Plan	19	181,763	–
	Benefit Restoration Plan	19	145,454	–

(a)  Determined assuming retirement at age 65. The discount rate (5.80%) and mortality assumptions utilized in calculating the present value of the accumulated benefit shown above were consistent with those used for our financial reporting purposes. Additional information regarding our assumptions is set forth in Note 10 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2011.

Pension Plan

This is a tax-qualified defined benefit plan that was generally available to all full-time associates after age 21 and upon completion of one year of service. Effective December 31, 2008, the company froze the Pension Plan; no additional benefits will accrue under the Pension Plan after that date.

Previously accrued benefits are determined under a formula that defines an annual annuity amount payable at termination or retirement. The benefit formula is the sum of (1) 0.85% times highest average earnings times years of service up to 35 years plus (2) 0.65% times the excess of highest average earnings over Social Security Covered Compensation times years of service up to 35 years. Earnings are defined as total earnings including base pay, bonuses, overtime pay and commissions, but may not exceed the applicable IRS limits for any year. In the final year of benefit accruals, the annual IRS compensation limit was $230,000. Highest average earnings are based on the highest five consecutive calendar years of earnings during the ten consecutive years before termination or December 31, 2008, if earlier. All participants are vested after five years of service. Benefits are payable at age 65 as a lifetime annuity or actuarially equivalent optional annuity. Actuarially reduced benefits are available to participants retiring after age 55 with at least ten years of service, or after age 62 with at least seven years of service.

Benefit Restoration Plan

The purpose of this nonqualified plan was to provide an alternate means of paying benefits intended under the Pension Plan that were restricted by law due to IRS limitations. Effective December 31, 2008, the company froze the Benefit Restoration Plan; no additional benefits will accrue under the Benefit Restoration Plan after that date. Benefits are generally determined and payable under the same terms and conditions as the Pension Plan without regard to IRS limitations on amounts of includable earnings and maximum benefits. Benefits paid are reduced by benefits payable under the Pension Plan. Participants must have 15 years of service to be eligible to receive benefits under the Benefit Restoration Plan, or upon termination meet the early retirement or normal retirement requirements of our Pension Plan.

Early Retirement Benefits

As of February 28, 2011, both Messrs. Browning and Dolan were eligible to retire with actuarially reduced benefits from the Pension Plan and the Benefit Restoration Plan because each is over age 55 and has at least ten years of service, and therefore has met the requirements for early retirement under our Pension Plan.

Extra Years of Credited Service

None of our named executive officers have been granted extra years of service under either the Pension Plan or the Benefit Restoration Plan.

EXECUTIVE COMPENSATION CONTINUED

Nonqualified Deferred Compensation

The following table presents information with respect to fiscal 2011 contributions to each named executive officer’s Retirement Restoration Plan (“RRP”) and Executive Deferred Compensation Plan (“EDCP”) accounts, as well as the aggregate earnings, withdrawals/distributions and balances for each account.

Name	Plan Name	Executive Contributions in Last Fiscal Year (a) ($)	Registrant Contributions in Last Fiscal Year (b) ($)	Aggregate Earnings in Last Fiscal Year (c) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End (d) ($)
Thomas J. Folliard	RRP	–	96,969	4,396	–	126,873
	EDCP	–	–	–	–	–
Keith D. Browning	RRP	–	45,211	2,246	–	63,238
	EDCP	–	–	–	–	–
Michael K. Dolan	RRP	52,704	68,515	3,784	–	139,363
	EDCP	7,471	187	87	–	7,745
Joseph S. Kunkel	RRP	37,946	49,330	16,466	–	142,705
	EDCP	–	–	–	–	–
Thomas W. Reedy	RRP	–	17,009	1,009	–	23,871
	EDCP	–	–	–	–	–
William C. Wood	RRP	20,569	26,740	5,084	–	65,780
	EDCP	1,323	33	23	–	1,379

(a)  These amounts represent payroll deductions for the applicable executive and are therefore included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the “Summary Compensation Table” on page 27.

(b)  Company contributions are included in the “All Other Compensation” column of the “Summary Compensation Table” on page 27 and were credited to each executive’s account after the close of the fiscal year.

(c)  The company does not pay above-market interest or preferential dividends on investments in the Retirement Restoration Plan or the Executive Deferred Compensation Plan. Earnings are calculated in accordance with the performance of the mutual fund or funds selected by each executive.

(d)  For each of Messrs. Folliard, Browning, Dolan and Kunkel, the following amounts were reported as compensation to each person in the “Summary Compensation Table” in prior fiscal years, respectively: $25,508; $15,781; $14,360; and $37,198.

Retirement Savings Plan and Retirement Restoration Plan

We provide our executives with the opportunity to participate in two retirement plans: our 401(k) Plan and our Retirement Restoration Plan.

Our 401(k) Plan, which we refer to as our “Retirement Savings Plan,” is a tax-qualified, broad-based retirement savings plan available to all full- and part-time associates. Associate contributions in a specified percentage of cash compensation are permitted subject to dollar limits established annually by the IRS. After one year of service, we match a portion of those contributions. We also provide a company-funded contribution regardless of associate participation, as well as an additional company-funded contribution to those associates meeting certain age and service requirements. Contributions to the Retirement Savings Plan may be invested at the employee’s direction in a variety of mutual funds. Each named executive officer’s participation in our Retirement Savings Plan is limited by the applicable IRS rules.

The Retirement Restoration Plan is a nonqualified deferred compensation plan that supplements our Retirement Savings Plan and allows eligible associates, namely those individuals whose benefits under the Retirement Savings Plan are limited due to the compensation limits imposed by the Internal Revenue Code ($245,000 for 2011), to continue to defer portions of their compensation for retirement savings. The matching and company-funded contributions associated with the Retirement Restoration Plan are provided on the same terms as the Retirement Savings Plan. Retirement Restoration Plan accounts are paid in a single lump sum payment at separation from service, subject to the requirements of Section 409A of the Internal Revenue Code.

Executive Deferred Compensation Plan

In fiscal 2011, we established an additional nonqualified deferred compensation plan, the Executive Deferred Compensation Plan, to permit eligible associates to elect to defer receipt of a portion of their base salary and/or bonus to a future date. We do not match funds deferred through this plan. The plan merely provides a mechanism for eligible associates to defer income and related investment gains until the compensation is actually received at the chosen later date. We do, however, provide a restorative contribution designed to compensate associates for any loss of company contributions under the Retirement Savings Plan and Retirement Restoration Plan due to a reduction in the Retirement Savings Plan and Retirement Restoration Plan eligible compensation resulting from deferrals into the Executive Deferred Compensation Plan. Executive Deferred Compensation Plan accounts are paid based upon a participant’s election at the time of the deferral, subject to the requirements of Section 409A of the Internal Revenue Code. In fiscal 2011, Messrs. Dolan and Wood participated in the Executive Deferred Compensation Plan.

All Retirement Restoration Plan and Executive Deferred Compensation Plan accounts are considered unfunded general contractual obligations and are subject to the claims of our general, unsecured creditors.

Potential Payments Upon Termination or Change-in-Control

General

As discussed on pages 25 and 26, we have entered into employment or severance agreements with each of our named executive officers. Each agreement provides for payments and other benefits upon the occurrence of certain termination events, such as retirement, death or disability and termination of employment by the company without cause and termination by the executive officer for good reason.

Each agreement also provides for payments and benefits following the termination of employment in connection with a change-in-control or an asset sale. Each agreement defines a change-in-control as the acquisition by a third party of beneficial ownership of 20% or more of the voting power of our securities or, in connection with a tender or exchange offer, merger or other business transaction, the directors serving immediately prior to the transaction no longer constitute a majority of the board of directors following the transaction. The change-in-control provisions also cover an asset sale.

In connection with any of the termination events, our payment obligation under each agreement is contingent upon the named executive officer satisfying the following obligations:

•	During his employment and for two years following his termination, the named executive officer must comply with the provisions of the covenant not to compete.

•	During his employment and for the two years following his termination, the named executive officer may not solicit or induce our employees to leave us or hire any of our employees.

•

During his employment and at all times subsequent to his last day of his employment, the named executive officer must hold in strict confidence and safeguard any and all protected information, including information, data and trade secrets about us and our suppliers.

•	The named executive officer must execute an agreement and general release, under which the named executive officer releases us from any claims and returns our property.

•	The named executive officer must comply with Section 409A of the Internal Revenue Code of 1986, as amended.

EXECUTIVE COMPENSATION CONTINUED

The tables in this section and their accompanying footnotes:

•

Describe and quantify the estimated payments and benefits that would be provided to each named executive officer as a result of the occurrence of each specified termination event and the method and duration of the relevant payments and benefits (i.e., lump sum, monthly or annual payments).

•	Describe and explain how the payment and benefit levels are determined for each specified termination event.

•

Do not include amounts payable to each named executive officer under our Pension Plan, Benefit Restoration Plan, Retirement Restoration Plan and Executive Deferred Compensation Plan, the details of which can be found in the sections titled “Pension Benefits in Fiscal 2011” on page 32 and “Nonqualified Deferred Compensation” on page 34. None of the termination events result in the enhancement of payments to be made under these plans.

In all instances, payments owed to the named executive officer would be made by us. For purposes of quantifying payments in the table below, we assumed that each termination event occurred on February 28, 2011, and we used a common stock value of $35.37 per share, which was the closing market price on February 28, 2011, which was the last trading day of the fiscal year.

Termination Due to Retirement, Death or Disability

Each agreement provides for the termination of employment due to retirement, death or disability. Each agreement also provides for these termination events in connection with a change-in-control or an asset sale. Each of these termination events is described below and the payments associated with each event are quantified in the table that follows:

•

Early Retirement. Termination due to early retirement occurs when a named executive officer voluntarily terminates his employment at a time when he is eligible for “early retirement” as this term is defined in our Pension Plan (generally, a named executive officer is eligible for “early retirement” after age 55 with at least ten years of service, or after age 62 with at least seven years of service). The effective date of termination is the date set forth in a notice from the named executive officer to us, which must be given at least 90 days prior to the effective date of termination.

•

Normal Retirement. Termination due to normal retirement occurs when a named executive officer voluntarily terminates his employment at a time when he is eligible for “normal retirement” as this term is defined in our Pension Plan (generally, a named executive officer is eligible for “normal retirement” after age 65 with at least five years of service). The effective date of termination is the date set forth in a notice from the named executive officer to us, which must be given at least 90 days prior to the effective date of termination.

•	Death. The effective date of termination is the date of death.

•

Disability. Termination due to disability occurs when we provide notice to the named executive officer that we have decided to terminate him because he has a physical or mental illness or injury that causes him:

•	To be considered “disabled” for the purpose of eligibility to receive income-replacement benefits in accordance with our long-term disability plan if he is a participant, or

•

If he does not participate in this plan, to be unable to substantially perform the duties of his position for a total of 180 days during any period of 12 consecutive months and a physician selected by us (and reasonably acceptable to the named executive officer) has furnished to us a certification that the return of the named executive officer to his normal duties is impossible or improbable.

The effective date of termination is the date set forth in a notice from us to the named executive officer, which must be given to the named executive officer at least 30 days prior to the effective date of termination.

•

Death, Disability or Retirement following a Change-in-Control. A “change-in-control death, disability or retirement” termination occurs when a termination event under the death, disability or retirement provisions explained above occurs during the two years following a change-in-control or an asset sale.

	Relevant Payments Triggered Upon the Occurrence of the Termination Event
Termination Event	Pro Rata Actual Bonus (a) ($)	Pro Rata Target Bonus (b) ($)	Equity Awards (c) ($)	Total ($)
Early and Normal Retirement (d)
Keith D. Browning	578,150	n/a	6,581,437	7,159,587
Michael K. Dolan	546,281	n/a	6,571,057	7,117,338

Death and Disability and Change-in- Control Death, Disability or Retirement
Thomas J. Folliard	n/a	1,005,000	14,568,385	15,573,385
Keith D. Browning	n/a	385,433	6,581,437	6,966,870
Michael K. Dolan	n/a	364,187	6,571,057	6,935,244
Joseph S. Kunkel	n/a	228,627	4,518,519	4,747,146
Thomas W. Reedy	n/a	172,000	2,648,339	2,820,339
William C. Wood	n/a	172,000	2,626,592	2,798,592

(a)  The Pro Rata Actual Bonus is the pro rata share of the named executive officer’s annual bonus based on actual performance for the fiscal year in which the date of termination occurs. The Pro Rata Actual Bonus will be paid to the named executive officer in a lump sum when annual bonuses are paid to other senior officers for the relevant fiscal year. Because the termination event is assumed to occur on February 28, 2011, our fiscal year end, the Pro Rata Actual Bonus is equal to the named executive officer’s actual bonus for fiscal 2011.

(b)  The Pro Rata Target Bonus is the pro rata share of the named executive officer’s annual bonus at his target bonus rate for the fiscal year in which the date of termination occurs. The Pro Rata Target Bonus will be paid to the named executive officer in a lump sum within ten days after the date of termination. Because the termination event is assumed to occur on February 28, 2011, our fiscal year end, the Pro Rata Target Bonus is equal to the named executive officer’s Target Bonus amount.

(c)  Equity awards made to the named executive officer during the course of his employment will, following certain termination events, vest and become exercisable in accordance with the terms and conditions of the Stock Incentive Plan and the individual award agreements for each award. For additional information regarding each named executive officer’s outstanding equity awards, see the “Outstanding Equity Awards at Fiscal 2011 Year End” table on page 30. The value of the vested but unexercised portion of each option has not been included in these amounts because their receipt is not affected or accelerated by these termination events.

(d) Messrs.	Folliard, Kunkel, Reedy and Wood are not currently eligible for early or normal retirement.

EXECUTIVE COMPENSATION CONTINUED

Termination With and Without Cause/With and Without Good Reason

Each employment and severance agreement provides for the termination of employment by us with and without cause and termination by the executive officer with and without good reason. Each agreement also provides for these termination events in connection with a change-in-control or an asset sale. Each of these termination events is described below and the payments associated with each event are quantified in the table that follows:

•

Cause. Termination by us with cause occurs, and is effective, when we decide to terminate the named executive officer based upon our good faith determination that one of the “Cause” triggering events, as described below, has occurred. We will not owe any payments to a named executive officer as a result of the occurrence of a termination with cause.

•	The named executive officer has materially breached the agreement and the breach is not cured by the officer or waived by us.

•

In the performance of his duties, the named executive officer has committed an act of gross negligence or intentional misconduct or he has intentionally failed to perform his duties or comply with the directives of the board of directors.

•	The named executive officer has willfully and continuously failed to perform substantially his duties after written demand by us.

•	The named executive officer has willfully violated a material requirement of our code of business conduct or breached his fiduciary duty to us.

•	The named executive officer has been convicted of a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety.

•	The named executive officer has engaged in illegal conduct, embezzlement or fraud with respect to our business.

•	The named executive officer has failed to disclose a conflict of interest of which he knew or should have known in connection with any transaction entered into on our behalf.
•

The named executive officer has failed to agree to certain modifications to his employment or severance agreement necessary to comply with applicable laws or to define further the restrictive covenants.

•

Without Cause. Termination by us without cause occurs when we terminate the named executive officer’s employment for any reason other than for cause, as described above, or for disability. The effective date of termination is the date of the notice from us to the named executive officer.

•	Good Reason. Termination by the named executive officer for good reason occurs when a named executive officer terminates his employment with us for one of the following events, which we do not cure:

•	A reduction in the named executive officer’s base salary (which was not part of an across-the-board reduction) or target bonus rate.

•	A material reduction in the named executive officer’s duties or authority.

•	A required relocation to a new principal place of employment more than 35 miles from our home office, excluding a relocation of our home office.

•	For Messrs. Folliard and Browning, a failure by the shareholders to elect or reelect them to our board of directors.

•

Our failure to obtain an agreement from any successor to substantially all of our assets or our business to assume and agree to perform the employment or severance agreement within 15 days after a merger, consolidation, sale or similar transaction.

The effective date of termination is the date set forth in a notice from the named executive officer to us, which notice must be given to us at least 45 days prior to the effective date of termination.

•

Without Good Reason. Termination by the named executive officer without good reason occurs when the named executive officer terminates his employment for any reason other than good reason, as described above. The effective date of termination is the date set forth in a notice from the named executive officer to us, which notice must be given to us at least 45 days prior to the effective date of termination. We will not owe any payments to a named executive officer as a result of the occurrence of a termination without good reason.

•

Cause following a Change-in-Control. A “change-in-control cause” termination occurs when we terminate the named executive officer’s employment for cause during the two years following a change-in-control of the company or an asset sale.

•	Without Cause following a Change-in-Control. A “change-in-control without cause” termination occurs when we terminate the named executive officer’s employment for any reason other than for cause or due to disability during the two years following a change-in-control or an asset sale.

•

Good Reason following a Change-in-Control. A “change-in-control good reason” termination occurs when a termination by the named executive officer for good reason occurs during the two years following a change-in-control or an asset sale.

•

Without Good Reason following a Change-in-Control. A “change-in-control without good reason” termination occurs when a termination by the named executive officer without good reason occurs during the two years following a change-in-control or an asset sale.

EXECUTIVE COMPENSATION CONTINUED

	Relevant Payments Triggered Upon the Occurrence of the Termination Event
Termination Event	Pro Rata Actual Bonus (a) ($)	Pro Rata Target Bonus (b) ($)	Good Reason Payment (c) ($)	Equity Awards (d) ($)	Severance Payment (e) ($)	Partial COBRA reimburse- ment (f) ($)	Out- placement Services (g) ($)	Change- In-Control Payment (h) ($)	Total ($)
Without Cause
Thomas J. Folliard	1,507,500	n/a	n/a	14,568,385	5,410,000	11,291	50,000	n/a	21,547,176
Keith D. Browning	578,150	n/a	n/a	6,581,437	2,762,782	7,497	25,000	n/a	9,954,866
Michael K. Dolan	546,281	n/a	n/a	6,571,057	2,609,852	7,501	25,000	n/a	9,759,691
Joseph S. Kunkel	342,941	n/a	n/a	4,518,519	2,018,990	11,291	25,000	n/a	6,916,741
Thomas W. Reedy	258,000	n/a	n/a	2,648,339	1,393,830	11,291	25,000	n/a	4,336,460
William C. Wood	258,000	n/a	n/a	2,626,592	1,351,194	11,291	25,000	n/a	4,272,077
Good Reason
Thomas J. Folliard	n/a	n/a	1,005,000	14,568,385	5,410,000	11,291	50,000	n/a	21,044,676
Keith D. Browning	n/a	n/a	385,433	6,581,437	2,762,782	7,497	25,000	n/a	9,762,149
Michael K. Dolan	n/a	n/a	364,187	6,571,057	2,609,852	7,501	25,000	n/a	9,577,597
Joseph S. Kunkel	n/a	n/a	228,627	4,518,519	2,018,990	11,291	25,000	n/a	6,802,427
Thomas W. Reedy	n/a	n/a	172,000	2,648,339	1,393,830	11,291	25,000	n/a	4,250,460
William C. Wood	n/a	n/a	172,000	2,626,592	1,351,194	11,291	25,000	n/a	4,186,077
Change-in-Control Cause, and Change-in-Control Without Good Reason
Thomas J. Folliard	n/a	n/a	n/a	7,284,193	n/a	n/a	n/a	n/a	7,284,193
Keith D. Browning	n/a	n/a	n/a	3,290,718	n/a	n/a	n/a	n/a	3,290,718
Michael K. Dolan	n/a	n/a	n/a	3,285,529	n/a	n/a	n/a	n/a	3,285,529
Joseph S. Kunkel	n/a	n/a	n/a	2,259,259	n/a	n/a	n/a	n/a	2,259,259
Thomas W. Reedy	n/a	n/a	n/a	1,324,170	n/a	n/a	n/a	n/a	1,324,170
William C. Wood	n/a	n/a	n/a	1,313,296	n/a	n/a	n/a	n/a	1,313,296
Change-in-Control Without Cause, and Change-in-Control Good Reason
Thomas J. Folliard	n/a	1,005,000	n/a	14,568,385	n/a	11,291	50,000	8,087,950	23,772,626
Keith D. Browning	n/a	385,433	n/a	6,581,437	n/a	7,497	25,000	4,130,359	11,129,726
Michael K. Dolan	n/a	364,187	n/a	6,571,057	n/a	7,501	25,000	3,901,729	10,869,474
Joseph S. Kunkel	n/a	228,627	n/a	4,518,519	n/a	11,291	25,000	3,018,390	7,801,827
Thomas W. Reedy	n/a	172,000	n/a	2,648,339	n/a	11,291	25,000	2,083,776	4,940,406
William C. Wood	n/a	172,000	n/a	2,626,592	n/a	11,291	25,000	2,057,120	4,892,003

(a)  The Pro Rata Actual Bonus is the pro rata share of the named executive officer’s annual bonus based on actual performance for the fiscal year in which the date of termination occurs. The Pro Rata Actual Bonus will be paid to the named executive officer in a lump sum when annual bonuses are paid to other senior officers for the relevant fiscal year. Because the termination event is assumed to occur on February 28, 2011, our fiscal year end, the Pro Rata Actual Bonus is equal to the named executive officer’s actual bonus for fiscal 2011.

(b)  The Pro Rata Target Bonus is the pro rata share of the named executive officer’s annual bonus at his target bonus rate for the fiscal year in which the date of termination occurs. The Pro Rata Target Bonus will be paid to the named executive officer in a lump sum within ten days after the date of termination. Because the termination event is assumed to occur on February 28, 2011, our fiscal year end, the Pro Rata Target Bonus is equal to the named executive officer’s Target Bonus amount.

(c)  The Good Reason Payment is a one-time payment made to the named executive officer following his termination for Good Reason, and is equal to the named executive officer’s base salary multiplied by a certain percentage, which percentage is generally the same as his target bonus percentage. The Good Reason Payment shall be paid in a lump sum cash payment within ten days after the date of termination or as soon thereafter as may be practicable.

(d)  Equity awards made to the named executive officer during the course of his employment shall, following certain termination events, vest and become exercisable in accordance with the terms and conditions of the Stock Incentive

Plan and the individual award agreements for each award. For additional information regarding each named executive officer’s outstanding equity awards, see the “Outstanding Equity Awards at Fiscal 2011 Year End” table on page 30. The value of the vested but unexercised portion of each option has not been included in these amounts because their receipt is not affected or accelerated by these termination events. Fifty percent of the unvested options, and fifty percent of the unvested MSUs, immediately vest upon the occurrence of any change-in-control; the other fifty percent vest on the first anniversary of the change-in-control.

(e)  The Severance Payment is equal to two times the sum of the named executive officer’s base salary and the amount of his last annual bonus as determined by the committee. The Severance Payment will be paid in equal monthly installments over the 24-month period following the date of termination. At February 28, 2011, the last annual bonus as determined by the committee for each of the named executive officers was each officer’s fiscal 2010 bonus, which amounts are set forth in the “Summary Compensation Table” on page 27.

(f)  In the event that the named executive officer elects to continue coverage under our health, dental and/or vision plans following the date of termination pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the named executive officer will be responsible for remitting to us the appropriate COBRA premium to continue the coverage. We will reimburse the named executive officer for a portion of the COBRA premium equal to the sum of the amount that we would have otherwise paid for the coverage if he had remained an active employee, and the COBRA administration fee. This partial COBRA reimbursement will be paid in equal monthly installments for up to an 18-month period. For purposes of this column, we have assumed that each officer elected to continue his coverage for the full 18-month period.

(g)  Outplacement services will be paid to the named executive officer in an amount not to exceed $50,000 for Mr. Folliard and $25,000 for the other named executive officers. The table assumes that the maximum outplacement benefit is paid to each named executive officer.

(h)  The change-in-control payment is equal to 2.99 times the named executive officer’s final compensation, which consists of the sum of the named executive officer’s base salary at the date of termination and the higher of the annual bonus paid or earned but not yet paid to the named executive officer for the two most recently completed fiscal years. At February 28, 2011, the higher annual bonus for each executive officer is his fiscal 2010 annual bonus (except for Mr. Wood, whose higher annual bonus is his fiscal 2011 annual bonus). The change-in-control payment will be paid to the named executive officer in a lump sum cash payment no later than 45 days after the date of termination.

COMPENSATION FOR NON-EMPLOYEE DIRECTORS

Non-employee director compensation includes both cash and equity components. Grants of stock and stock options to non-employee directors have been made pursuant to the 2002 Non-Employee Directors Stock Incentive Plan, as amended and restated. Directors who are employees of CarMax receive no compensation for services as members of the board of directors.

Non-Employee Director Cash Compensation

In fiscal 2011, the annual cash retainer for non-employee directors was $50,000. Non-employee directors also received $1,500 for each in-person, compensable board or committee meeting attended and $750 for each telephonic, compensable board or committee meeting attended. Our chairman of the board and the chairmen of our standing committees also received additional annual fees as follows: Board ($100,000), Audit Committee ($20,000), Compensation and Personnel Committee ($12,500) and Nominating and Governance Committee ($10,000). Members of our Audit Committee receive an additional annual fee of $5,000. We reimburse all directors for travel and other necessary business expenses incurred in the performance of their services to us and extend coverage to them under our health plans at the same rates at which coverage is extended to our employees. Non-employee directors may not use our plane for personal travel.

Non-Employee Director Equity Compensation

In July 2010, each non-employee director received CarMax common stock having a fair market value of approximately $50,000 on the grant date and stock options valued at approximately $50,000 on the grant date. The stock options were valued using the binomial pricing model and vest ratably over a three-year period.

Non-employee directors who are elected to the board at dates other than the annual meeting date generally receive the cash retainer, stock awards and option grants prorated for their period of service.

Non-Employee Director Compensation in Fiscal 2011

The following table provides each element of non-employee director compensation for fiscal 2011. Messrs. Gangwal and Steenrod were elected to the board effective January 26, 2011, and did not receive any compensation for fiscal 2011.

Name	Fees Earned or Paid in Cash (b) ($)	Stock Awards (c) ($)	Option Awards (d)(e) ($)	All Other Compensation (f) ($)	Total ($)
Ronald E. Blaylock	72,250	50,010	50,000	–	172,260
James F. Clingman, Jr. (a)	18,250	24,995	0	–	43,245
Jeffrey E. Garten	59,750	50,010	50,000	–	159,760
Shira Goodman	62,750	50,010	50,000	1,800	164,560
W. Robert Grafton	93,000	50,010	50,000	–	193,010
Edgar H. Grubb	62,750	50,010	50,000	–	162,760
Thomas G. Stemberg	75,250	50,010	50,000	–	175,260
Vivian M. Stephenson	72,750	50,010	50,000	5,000	177,760
Beth A. Stewart	73,000	50,010	50,000	–	173,010
William R. Tiefel	162,750	50,010	50,000	–	262,760

(a)  Mr. Clingman retired from the board of directors effective June 28, 2010.

(b)  Represents the cash compensation earned in fiscal 2011 for board, committee, and committee and board chairman service, as applicable.

(c)  Represents the aggregate grant date fair value of the stock awards made in fiscal 2011 as determined in accordance with FASB ASC Topic 718. In July 2010, we granted (i) 2,503 shares of common stock to each non-employee director (other than Mr. Clingman) and (ii) 1,251 shares of common stock to Mr. Clingman.

(d)  Represents the aggregate grant date fair value of the option awards made in fiscal 2011 as determined in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that may be recognized by each director. The assumptions used in determining the grant date fair values of these option awards are set forth in Note 12(C) to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2011. In July 2010, we granted 5,787 stock options to each non-employee director (other than Mr. Clingman). We did not provide a stock option grant to Mr. Clingman.

(e)  The following table provides information on the aggregate option awards held by each of our non-employee directors as of February 28, 2011. The figures below include both vested and unvested options.

Name	Outstanding Option Awards (#)
Ronald E. Blaylock	15,729
Rakesh Gangwal	0
Jeffrey E. Garten	55,931
Shira Goodman	24,326
W. Robert Grafton	55,931
Edgar H. Grubb	27,773
Mitchell D. Steenrod	0
Thomas G. Stemberg	48,939
Vivian M. Stephenson	34,577
Beth A. Stewart	42,175
William R. Tiefel	55,931

(f)  Represents matching charitable gifts made by The CarMax Foundation as part of its matching gifts program (which is broadly available to all company associates).

CARMAX SHARE OWNERSHIP

Share Ownership of Directors and Executive Officers

The following table includes information about our common stock beneficially owned as of February 28, 2011, by:

•	Our CEO and the other named executive officers, as set forth in the “Summary Compensation Table” on page 27.

•	Each director and/or nominee for director.

•	All of our directors and executive officers as a group.

Unless otherwise noted, each shareholder has sole voting power and investment power with respect to securities shown in the table below.

Named Executive Officers	CarMax Option Shares that May Be Acquired Within 60 Days after February 28, 2011	Shares of CarMax Common Stock Beneficially Owned as of February 28, 2011 (a)		Percent of Class
Thomas J. Folliard**	1,063,413	1,536,753	(b)	*
Keith D. Browning**	541,686	663,686		*
Michael K. Dolan	357,177	448,695		*
Joseph S. Kunkel	509,510	637,328		*
Thomas W. Reedy	187,938	187,938		*
William C. Wood	227,852	238,779		*

Directors/Director Nominees
Ronald E. Blaylock	1,838	11,157	(c)	*
Rakesh Gangwal	0	0		*
Jeffrey E. Garten	42,040	58,064		*
Shira Goodman	10,435	20,132		*
W. Robert Grafton	42,040	65,140		*
Edgar H. Grubb	13,882	24,370		*
Mitchell D. Steenrod	0	250		*
Thomas G. Stemberg	35,048	64,005	(d)	*
Vivian M. Stephenson	20,686	32,894		*
Beth A. Stewart	28,284	46,492	(e)	*
William R. Tiefel	42,040	159,534		*
All directors and executive officers as a group (19 persons)	3,466,139	4,665,007		2.1%

*  Represents beneficial ownership of less than one percent of the 225,885,693 shares of CarMax common stock outstanding on February 28, 2011.

**  Messrs. Folliard and Browning are also directors of the company.

(a)  Includes shares of CarMax common stock that could be acquired through the exercise of stock options within 60 days after February 28, 2011.

(b)  Includes 100,000 shares of CarMax common stock held by Mr. Folliard’s wife. Mr. Folliard disclaims beneficial ownership of these shares.

(c) All of Mr. Blaylock’s shares have been pledged.

(d)  Includes 2,625 shares of CarMax common stock held by Mr. Stemberg as the custodian for three of his sons pursuant to the Uniform Transfers to Minors Act. Also includes 14,494 shares held in a margin account.

(e)  Includes 6,488 shares held in a margin account.

Share Ownership of Certain Beneficial Owners

The following table includes, as of February 28, 2011, information about shareholders that reported to the SEC that they beneficially owned more than 5% of our common stock. We are not aware of any other owners of more than 5% of our common stock.

Name and Address of Beneficial Owner(s)	Number of Shares Owned	Percent of Class
Capital World Investors (a) 333 South Hope Street Los Angeles, CA 90071	27,404,500	12.2%
T. Rowe Price Associates, Inc. (b) 100 E. Pratt Street Baltimore, MD 21202	20,227,128	8.9%
Davis Selected Advisers, L.P. (c) 2949 East Elvira Road, Suite 101 Tucson, AZ 85756	18,941,830	8.4%
PRIMECAP Management Company (d) 225 South Lake Avenue, #400 Pasadena, CA 91101	16,313,815	7.3%
Dodge & Cox (e) 555 California Street, 40th Floor San Francisco, CA 94104	11,802,358	5.3%

(a)  Information concerning the CarMax common stock beneficially owned as of December 31, 2010, was obtained from a Schedule 13G/A filed February 14, 2011. According to the Schedule 13G/A, Capital World Investors, a division of Capital Research and Management Company, has the sole power to vote and dispose of 27,404,500 shares of CarMax common stock.

(b)  Information concerning the CarMax common stock beneficially owned as of December 31, 2010, was obtained from a Schedule 13G/A filed February 10, 2011. According to the Schedule 13G/A, T. Rowe Price Associates, Inc. has the sole power to vote 4,407,810 shares and the sole power to dispose of 20,227,128 shares of CarMax common stock.

(c)  Information concerning the CarMax common stock beneficially owned as of December 31, 2010, was obtained from a Schedule 13G/A filed February 14, 2011. According to the Schedule 13G/A, Davis Selected Advisers, L.P. has the sole power to vote 17,581,601 shares, no voting power with respect to 1,360,229 shares and the sole power to dispose of 18,941,830 shares of CarMax common stock.

(d)  Information concerning the CarMax common stock beneficially owned as of December 31, 2010, was obtained from a Schedule 13G/A filed February 14, 2011. According to the Schedule 13G/A, PRIMECAP Management Company has the sole power to vote 8,785,035 shares and the sole power to dispose of 16,313,815 shares of CarMax common stock.

(e)  Information concerning the CarMax common stock beneficially owned as of December 31, 2010, was obtained from a Schedule 13G/A filed February 10, 2011. According to the Schedule 13G/A, Dodge & Cox has the sole power to vote 11,204,982 shares and the sole power to dispose of 11,802,358 shares of CarMax common stock.

CARMAX SHARE OWNERSHIP CONTINUED

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers, directors, and persons who beneficially own more than 10% of our common stock are required to report their CarMax common stock transactions to the SEC on Forms 3, 4 and 5 and provide copies of these forms to us. Regulations also require us to identify in this proxy statement any person subject to this requirement who failed to file these reports on a timely basis. As a matter of practice, our employees assist our executive officers and directors in preparing and filing these forms. Based solely on a review of the information we received or written representations that no other reports were required, we believe that all officers, directors and beneficial owners of more than 10% of our common stock complied with the applicable filing requirements during fiscal 2011, except that an initial report on Form 3 was not timely filed for Ms. Kim D. Orcutt, Vice President, Controller and Principal Accounting Officer and a transaction on a Form 4 was not timely reported for Mitchell D. Steenrod, a board member.

Equity Compensation Plan Information

The following table provides information as of February 28, 2011, with respect to our equity-based compensation plans, specifically, our Stock Incentive Plan, Non-Employee Directors Stock Incentive Plan and ESPP, under which shares of our common stock were authorized for issuance.

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders:
Stock Incentive Plan	12,020,678	17.34	5,577,134	(a)
Non-Employee Directors Stock Incentive Plan	423,229	16.37	238,418	(a)
Employee Stock Purchase Plan	–	–	4,426,064	(b)
Equity compensation plans not approved by security holders	–	–	–

Total	12,443,907	17.31	10,241,616

(a)  The remaining common stock available for future issuance under the Stock Incentive Plan and Non-Employee Directors Stock Incentive Plan may be issued as options, common stock, restricted stock, units or SARs.

(b)  The ESPP authorizes the issuance of 8,000,000 shares of common stock. As of February 28, 2011, 3,573,936 shares have been purchased on the open market and 4,426,064 shares remain available for issuance. Under the ESPP, full- and part-time associates who have been employed for one year are eligible to participate. Executive officers may not participate in the ESPP. A participating employee may authorize payroll deductions between 2% and 10% of compensation, up to an annual maximum of $7,500. Each month, the payroll deductions are used to purchase CarMax common stock. Shares are purchased on the open market and the purchase price is the average cost of all shares purchased for a particular month. To encourage participation in the ESPP, we match 15% of the employee’s contribution. An eligible employee may change, cease or restart contributions for any payroll period without penalty. We pay all administrative costs of the ESPP. There are no outstanding options, warrants, or rights under the ESPP.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We review all relationships and transactions in which the company and our directors, executive officers and persons known by us to own 5% or more of our common stock (or any of their immediate family members) are participants to determine whether these persons have a direct or indirect material interest in the relationship or transaction. We have various procedures in place to identify potential related person transactions. Our board of directors works with management and our legal department in reviewing and considering any related person transactions or relationships and determining whether the company or a related person has a direct or indirect material interest in a transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the company or a related person are disclosed in our proxy statement.

To ensure adequate review and proper disclosure of related person transactions, our board of directors adopted a written policy that requires our Audit Committee to review and, if appropriate in accordance with the policy, approve in advance or ratify any related person transaction that is required to be disclosed pursuant to applicable SEC rules. In reviewing related person transactions, the Audit Committee will consider:

•	The related person’s relationship to us.

•	The facts and circumstances of the proposed transaction.

•	The aggregate dollar amount involved in the transaction or, in the case of indebtedness, information regarding the principal amount of the debt, interest rate, repayment and other material terms.
•

The related person’s interest in the transaction, including his or her position or relationship with, or ownership in, a firm, corporation or other entity that is a party to, or has an interest in, the transaction.

•	The benefits to us of the proposed transaction and, if applicable, the terms and availability of comparable products and services from unrelated third parties.

•	Any other information regarding the transaction or the related person that is material to the Audit Committee’s determination.

The Audit Committee will approve or ratify a related person transaction only if it determines that, based on the facts and circumstances known to the committee at the time of approval, (i) the transaction serves our shareholders’ and our best interests or (ii) the transaction is on terms reasonably comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote with respect to the approval or ratification of the transaction.

We do not have any related person transactions to report for fiscal 2011.

AUDIT COMMITTEE REPORT AND AUDITOR INFORMATION

Audit Committee Report

The Audit Committee operates under a written charter adopted by the board. The charter reflects the requirements of the Sarbanes-Oxley Act of 2002, the SEC and the NYSE. Each member of the committee is independent in accordance with the applicable rules of the NYSE, the SEC and our corporate governance guidelines.

The committee reviews and discusses the following with management and our independent registered public accounting firm, KPMG:

•	Quarterly and year-end results, consolidated financial statements and reports, prior to public disclosure.

•	The company’s disclosure controls and procedures, including internal control over financial reporting.

•	The independence of our registered public accounting firm.

•	Management’s report and the independent registered public accounting firm’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

The committee routinely meets with our internal auditors and our independent registered public accounting firm, with and without management present.

The committee has oversight responsibilities only and it is not acting as an expert in accounting or auditing. The committee relies without independent verification on the information provided to it and on the representations made by management and the independent registered public accounting firm. Accordingly, the committee’s oversight does not provide an independent basis to determine that the company’s consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles or that the audit of the company’s consolidated financial statements by the independent registered public accounting firm has been carried out in accordance with auditing standards of the Public Company Accounting Oversight Board.

Management has the primary responsibility for the preparation of the company’s fiscal 2011 consolidated financial statements and the overall reporting process, including the systems of internal control over financial reporting, and has represented to the committee that the company’s fiscal 2011 consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The committee reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. In accordance with the requirements established by the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended (AICPA, Professional Standards, Vol. 1. AU section 380), these discussions included, among other things, a review of significant accounting policies, their application and estimates, and the independent registered public accounting firm’s judgment about the company’s accounting controls and the quality of the company’s accounting practices.

The committee has received from the independent registered public accounting firm written disclosures and a letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm the firm’s independence from the company and management.

Relying on these reviews and discussions, the committee recommended to the board of directors that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2011, for filing with the SEC.

AUDIT COMMITTEE

W. Robert Grafton, Chairman

Rakesh Gangwal

Mitchell D. Steenrod

Beth A. Stewart

Auditor Information

Auditors Fees

The following table sets forth fees billed or expected to be billed by KPMG for fiscal 2011 and 2010.

Type of Fee	Years Ended February 28
	2011	2010
Audit fees	$964,000	$882,000
Audit-related fees	307,500	384,800
Tax fees	–	301,400
All other fees	–	–

	$1,271,500	$1,568,200

Audit fees are for the audit of the company’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (including services incurred in connection with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), quarterly reviews of unaudited consolidated financial statements, and services in connection with SEC registration statements.

Audit-related fees are for attestation services related to our asset securitizations and audits of the financial statements of our benefit plans.

Tax fees are for tax compliance, consultation and planning services and related costs.

All other fees are for any other services provided.

Pre-Approved Services

The Audit Committee’s charter provides for pre-approval of audit and non-audit services to be performed by the independent auditors. Further, the committee has authorized its chairman to pre-approve independent auditor engagements in an amount not to exceed $50,000 per engagement; any such pre-approvals are reported to and ratified by the entire committee at its next regularly scheduled meeting. All such services provided, as described previously, were pre-approved by the committee. The committee concluded that the services provided by KPMG that were not related to the annual audit and quarterly reviews of our consolidated financial statements were compatible with the maintenance of KPMG’s independence in the conduct of its auditing functions.

PROPOSAL TWO	—	RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board has selected KPMG as the independent registered public accounting firm to perform the audit of our consolidated financial statements and our internal control over financial reporting for fiscal 2012. KPMG served as our independent registered public accounting firm for fiscal 2011. KPMG representatives are expected to attend the 2011 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions. We are asking our shareholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the board is submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interests of the company and our shareholders.

The ratification of the selection of KPMG as our independent registered public accounting firm must be approved by the affirmative vote of a majority of the votes cast. Abstentions and shares held in street name that are not voted on the proposal will not be counted in determining the number of votes cast for this proposal.

The board of directors recommends that the shareholders vote FOR Proposal Two.

PROPOSAL THREE	—	ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking shareholders to approve an advisory resolution on the company’s executive compensation as reported in this proxy statement. This non-binding vote is commonly referred to as a “Say-on-Pay” vote and is required by Section 14A of the Securities Exchange Act of 1934, as amended.

We believe our executive compensation programs have promoted the achievement of positive results for our shareholders, appropriately aligned pay and performance, and allowed us to attract and retain the talented executives that drive our long-term financial success. For our named executive officers, the majority of total direct compensation is performance-based, which aligns their pay directly with our shareholders’ interests. More specifically, our executive compensation programs have three key elements, each of which promotes the achievement of positive results for our shareholders and supports CarMax’s pay-for-performance philosophy.

•

Long-Term, Stock-Based Incentive Compensation Tied to Stock Price. The majority of each of our named executive officers’ total direct compensation for fiscal 2011 consisted of long-term, stock-based incentive awards. The value of these awards increases as our stock price appreciates. Accordingly, this feature of our executive compensation program ties management’s long-term financial interests directly to the long-term interests of our shareholders.

•

Annual Incentive Bonuses Tied to Earnings Per Share. Our annual incentive bonuses are tied directly to CarMax’s earnings per share. If the company fails to meet the earnings per share targets set by our independent Compensation and Personnel Committee each year, our named executive officers are not paid an annual incentive bonus. As we achieved record results in each of fiscal 2011 and fiscal 2010, we paid an annual incentive bonus to our named executive officers. In each of fiscal 2009 and 2008 when our targets were not met, no annual incentive bonuses were paid.

•	Base Salary Tied to Performance. The Compensation and Personnel Committee considers company and individual performance when setting our named executive officers’ base salaries. Given our strong fiscal 2010 results, the committee approved base salary increases for each of our named executive officers during the past year. However, in light of the difficult economic conditions that the company, and businesses generally, experienced throughout fiscal 2009, the committee maintained fiscal 2009 salary levels throughout fiscal 2010.

We urge our shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 17, which describes in more detail how our executive compensation program operates and how it is designed to achieve our compensation objectives. We also urge our shareholders to review the “Summary Compensation Table” and other related compensation tables and narrative, found on pages 27 through 41, which provide detailed information on the compensation of our named executive officers.

For these reasons, our board recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the compensation of the named executive officers of CarMax, Inc. (the “Company”), as disclosed in the Company’s 2011 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion that accompanies the compensation tables, is hereby APPROVED.

This advisory vote on executive compensation must be approved by the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes will not be counted in determining the number of votes cast for this proposal.

Although this resolution is not binding, our board values the opinions that shareholders express in their votes and otherwise. The board and the Compensation and Personnel Committee will consider the outcome of this vote when making future executive compensation decisions.

The board of directors recommends a vote “FOR” this proposal.

PROPOSAL FOUR	—	ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking shareholders to vote on whether future advisory votes on the company’s executive compensation should occur every one, two or three years. This non-binding vote is commonly referred to as a “Say-When-on-Pay” vote and is required by Section 14A of the Securities Exchange Act of 1934, as amended.

At this time, we believe that an annual advisory vote on executive compensation is the most appropriate choice for the company. An annual vote will afford shareholders a regular opportunity to express their views on our executive compensation program.

You may vote for your preferred voting frequency by choosing the option of one year, two years or three years, or you may abstain from voting on this matter. Please note that you are not voting on this proposal to approve or disapprove the board’s recommendation of an annual vote. Rather, the option of one year, two years or three years that receives the highest number of votes cast by shareholders will be deemed the frequency selected by shareholders. Abstentions and broker non-votes will not be counted in determining the number of votes cast.

Because this vote is advisory and not binding on the board of directors or CarMax in any way, the board may decide that it is in the best interests of our shareholders and CarMax to hold an advisory vote on executive compensation more or less frequently than the option selected by our shareholders.

The board of directors recommends a vote for “ONE YEAR” on this proposal.

CARMAX, INC. 12800 Tuckahoe Creek Parkway Richmond, Virginia 23238 (804) 747-0422 www.carmax.com

ANNUAL MEETING OF SHAREHOLDERS OF

CARMAX, INC.

June 27, 2011, at 1:00 p.m. ET

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have this proxy card available when you access the web page, and use the Control Number shown on the proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have this proxy card available when you call and use the Control Number shown on the proxy card.

COMPANY NUMBER

ACCOUNT NUMBER
Vote online or by phone until 11:59 PM ET the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.	CONTROL NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of 2011 Annual Meeting of Shareholders and Proxy Statement and the Annual Report on Form 10-K are available at - www.carmaxproxy.com
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 20630304000000000000 2	062711

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” FOR THE ELECTION OF DIRECTORS;

“FOR” PROPOSAL 2; “FOR” PROPOSAL 3; AND “1 YEAR” FOR PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors for terms stated in the Proxy Statement:			2.	Ratification of the selection of KPMG LLP as Independent Registered Public Accounting Firm.	☐	☐	☐
	NOMINEES:				FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O Thomas J. Folliard O Rakesh Gangwal O Shira Goodman O W. Robert Grafton O Edgar H. Grubb O Mitchell D. Steenrod		3.	To approve, in an advisory (non-binding) vote, the compensation of our named executive officers.	☐	☐	☐
				1 year	2 years	3 years	ABSTAIN
			4.	To determine, in an advisory (non-binding) vote, whether a shareholder vote to approve the compensation of our named executive officers should occur every one, two or three years. ☐	☐	☐	☐

			5.	To conduct such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●	In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy, when properly executed, will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1; FOR Proposal 2; FOR Proposal 3; and 1
YEAR for Proposal 4.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

☐	¢

CARMAX, INC.

Proxy for Annual Meeting of Shareholders on June 27, 2011

Solicited on Behalf of the Board of Directors

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Control Number shown on your proxy card.

The undersigned hereby appoints Keith Browning and Eric Margolin (the “named proxies”), and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of CarMax, Inc. Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of CarMax, Inc., to be held at 1:00 p.m. ET June 27, 2011, at the Richmond Marriott West Hotel, 4240 Dominion Boulevard, Glen Allen, Virginia 23060, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

¢	14475	¢